                                           FILED PURSUANT TO RULE NO. 424(b)(3)
                                           REGISTRATION NO. 333-38545


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 30, 1997)
                                     LOGO
                            HELLER FINANCIAL, INC.
                               U.S.$500,000,000
                          MEDIUM-TERM NOTES, SERIES G
            DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE
                                 -------------
  Heller Financial, Inc. (the "Company") may from time to time offer its Medium-Term Notes, Series G (the "Notes"), with an aggregate initial public offering price or purchase price of up to U.S.$500,000,000 or the equivalent thereof in other currencies or composite currencies. These Notes constitute a portion of the aggregate of $2,500,000,000 in Medium-Term Notes, Series G initially described in the Company's Prospectus Supplement dated October 17, 1995 to the Company's Prospectus dated October 6, 1995. As of November 3,
1997, the Company had issued an aggregate of $1,959,750,000 in principal amount of its Medium-Term Notes, Series G.
  The Notes will be offered at varying maturities from nine months to thirty years from their dates of issue and may be subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity.
Each Note will be denominated in U.S. dollars or in other currencies, European Currency Units ("ECUs") or other composite currencies (in any case, the "Specified Currency") as set forth in a pricing supplement (the "Pricing Supplement") to this Prospectus Supplement. See "Risk Factors--Currency Risks" and "Important Currency Information." Each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at maturity, or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, LIBOR, the Treasury Rate, the Federal Funds Rate, the Prime Rate or any other Base Rate (all as defined herein) set forth in the applicable Pricing Supplement, as adjusted by the Spread (as defined herein) or Spread Multiplier (as defined herein), if any, applicable to such Note. See "Description of Notes."
  A Note may provide for principal payments to be made over the life of the Note (an "Amortizing Note"), or the principal amount payable at the stated maturity of, or the interest on a Note, or both, may be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (an "Indexed Note"), all as indicated in the applicable Pricing Supplement. See "Description of Notes--Indexed Notes" and "--Amortizing Notes."
  Each Note will be issued in fully registered form and will be represented by either a global certificate (a "Global Security") registered in the name of, or the name of a nominee of, The Depository Trust Company ("DTC") or another depositary (DTC or such other depositary as is specified in the applicable Pricing Supplement is herein referred to as the "Depositary", and each Note represented by a Global Security is herein referred to as a "Book-Entry
Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. See "Description of Notes-- Book-Entry System."
  Each Note will be issued in the denomination of U.S.$1,000 or any larger amount that is an integral multiple of U.S.$1,000 or, in the case of a Note denominated in a Specified Currency other than U.S. dollars, in the denominations set forth in the applicable Pricing Supplement.
  Unless otherwise indicated, interest on each Fixed Rate Note will accrue from its date of issue and will be payable either semiannually on each March 1 and September 1 or annually on each February 1, and at maturity. Interest on each Floating Rate Note will accrue from its date of issue and will be payable monthly, quarterly, semiannually or annually, as set forth in the applicable Pricing Supplement, and at maturity.
  The Specified Currency, any applicable interest rate or interest rate formula, the issue price, the maturity, any interest payment dates, any redemption provisions and any repayment provisions for each Note, whether such Note may be issued as an Indexed Note or an Amortizing Note, whether such Note will be a Book Entry Note or a Certificated Note and any other terms applicable to such Note will be established at the time of issuance of each such Note and will be set forth therein and in the applicable Pricing Supplement.
                                 -------------
 SEE "RISK FACTORS" ON PAGE S-2 FOR A DESCRIPTION OF CERTAIN RISK FACTORS THAT
      SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY
    PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              PRICE TO PUBLIC(1)      AGENTS' COMMISSION(2)       PROCEEDS TO THE COMPANY(2)(3)
-----------------------------------------------------------------------------------------------------------------
Per Note ...................         100%                .125% to .750%                  99.250%-99.875%
-----------------------------------------------------------------------------------------------------------------
Total(4)....................   U.S.$500,000,000    U.S.$625,000-U.S.$3,750,000  U.S.$496,250,000-U.S.$499,375,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Each Note will be sold at 100% of its principal amount, except as may be provided in the applicable Pricing Supplement.
(2) The Company will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens, Inc., Chase Securities Inc., Citicorp Securities, Inc., Credit Suisse First Boston Corporation, First Chicago Capital Markets, Inc., Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., J.P. Morgan Securities Inc. or UBS Securities Inc., each as agent (collectively, the "Agents"), in the form of a discount, ranging from .125% to .750%, depending upon the maturity of the Note, of the principal amount of any Note sold through such Agent. The Company may also sell Notes to an Agent at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent, or otherwise. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent.
(3) Before deducting other expenses payable by the Company estimated to be U.S.$250,000, including reimbursement of certain of the Agents' expenses.
(4) Or the equivalent thereof in other currencies or composite currencies. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
                                 -------------
  The Notes are being offered on a continuous basis by the Company through the Agents, each of whom has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. In addition, Notes may be sold to the Agents, as principals, for resale to investors or other purchasers. The Company may also sell Notes directly to investors on its behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for any of the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent who solicits any offer may reject such offer in whole or in part. See "Plan of Distribution."
                                 -------------
MERRILL LYNCH & CO.
     BANCAMERICA ROBERTSON STEPHENS, INC.
             CHASE SECURITIES INC.
                    CITICORP SECURITIES, INC.
                           CREDIT SUISSE FIRST BOSTON CORPORATION
                                   FIRST CHICAGO CAPITAL MARKETS, INC.
                                          GOLDMAN, SACHS & CO.
                                                  LEHMAN BROTHERS
                                                          J.P. MORGAN
                                                          SECURITIES INC.
                                 -------------                  UBS SECURITIES
                                                                INC.
          The date of this Prospectus Supplement is November 4, 1997.

  IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY THE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, THE AGENTS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF SUCH NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               ----------------

                                  RISK FACTORS

  Prospective investors should consider carefully, in addition to the other information contained in this Prospectus Supplement, the accompanying Prospectus and the applicable Pricing Supplement, the following risk factors before purchasing the Notes offered hereby.

CURRENCY RISKS

  An investment in a Note denominated in a Specified Currency other than the currency of the country in which a purchaser is resident or the currency (including any composite currency) in which a purchaser conducts its primary business (the "home currency") entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Similarly, an investment in a Currency Indexed Note (as defined herein) entails significant risks that are not associated with a similar investment in a security the principal amount of which payable at maturity is not determined by reference to the rate of exchange between two currencies or composite currencies. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the home currency and the Specified Currency, in the case of a Note denominated in a Specified Currency other than the applicable home currency, and in the rate of exchange between the Denominated Currency (as defined herein) and the Indexed Currency (as defined herein), in the case of a Currency Indexed Note, and the possibility of the imposition or modification of foreign exchange controls with respect to the Specified Currency. Such risks generally depend on factors over which the Company has no control, such as economic, financial and political events and the supply of, and demand for, the relevant currencies. In recent years, rates of exchange for certain currencies have been highly volatile, and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency in which a Note is denominated against the relevant home currency would result in a decrease in the effective yield of such Note below its coupon rate and in certain circumstances could result in a loss to the investor on a home currency basis. Similarly, depreciation of the Denominated Currency of a Currency Indexed Note against the relevant Indexed Currency would result in the principal amount payable at the Stated Maturity Date being less than the Face Amount of such Currency Indexed Note which, in turn, would decrease the effective yield of such Note below its coupon rate and could also result in a loss to the investor. See "Description of Notes--Indexed Notes--Currency Indexed Notes-- Payment of Principal and Interest".

  Governments or monetary authorities have from time to time imposed, and may in the future impose or revise, exchange controls that could affect exchange rates as well as the availability of a Specified Currency for making payments with respect to a Note. At present, the Company has identified the following currencies and currency units in which payments on Notes may be made:
Australian dollars, Canadian dollars, Danish kroner, English pounds sterling, Italian lire, New Zealand dollars, United States dollars and ECUs. There can be no assurances that exchange controls will not restrict or prohibit payments in any such currency or currency unit. Even if there are no actual exchange controls, it is possible that on a payment date with respect to any particular Note, the Specified Currency for such Note would not be available to the Company to make payments then due. In such event, the Company will make such payments in the manner set forth under "Description of Notes--Indexed Notes-- Currency Indexed Notes--Payment Currency".

  Unless otherwise provided in the applicable Pricing Supplement, Notes denominated in foreign currencies other than ECUs will not be sold in, or to residents of, the country of the Specified Currency in which particular Notes are denominated.

  The Pricing Supplement relating to each Note denominated in a Specified Currency other than U.S. dollars or any Currency Indexed Note will contain information concerning relevant historical exchange rates for the applicable Specified Currency, Denominated Currency and/or Indexed Currency, as the case may be, a description of such currency or currencies and any exchange controls affecting such currency or currencies.

  THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN A PROSPECTIVE PURCHASER'S HOME CURRENCY, OR OF AN INVESTMENT IN CURRENCY INDEXED NOTES, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN THE PARTICULAR HOME CURRENCY, OR OF AN INVESTMENT IN CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

STRUCTURE RISKS

  An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable on the Stated Maturity Date (as defined herein). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile, and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

  Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

  The Notes will not have an established trading market when issued, and there can be no assurance that a secondary market for the Notes will develop or as to the continued liquidity of such market if one develops. See "Plan of Distribution."

  The secondary market, if any, for such Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to any applicable index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

                         IMPORTANT CURRENCY INFORMATION

  Purchasers are required to pay for Notes in the currency in which such Notes are denominated. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks may have limited ability to offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such currency to enable the purchaser to pay for such Notes. Such requests must be made on or before the third Business Day preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of the Notes.

                              DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities (as defined in the accompanying Prospectus) set forth under the heading "Description of Debt Securities" in the Prospectus, to which description reference is hereby made. The following description will apply to each Note unless otherwise specified in the applicable Pricing Supplement.

GENERAL

  The Notes will be issued as a series of Debt Securities under an indenture relating to senior securities, dated as of September 1, 1995, as amended (the "Senior Indenture"), between the Company and State Street Bank and Trust Company, as successor to Shawmut Bank Connecticut, National Association, as trustee (the "Trustee"), which is more fully described in the Prospectus. A copy of the Senior Indenture is filed as an exhibit to the Registration Statement of which the Prospectus is a part. The Company has appointed The Fuji Bank and Trust Company as Paying Agent and Securities Registrar under the Senior Indenture with respect to the Notes. In addition, the Trustee has appointed The Fuji Bank and Trust Company as Authenticating Agent under the Senior Indenture with respect to the Notes.

  The Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured Senior Debt (as defined in the Senior Indenture) of the Company.

  Neither the Senior Indenture nor the Notes afford the holders of the Notes specific protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the Notes.

  The Notes are limited to an aggregate initial public offering price or purchase price of up to U.S.$500,000,000 or the equivalent thereof in other currencies or composite currencies. These Notes constitute a portion of the aggregate of $2,500,000,000 in Medium-Term Notes, Series G initially described in the Company's Prospectus Supplement dated October 17, 1995 to the Company's Prospectus dated October 6, 1995. As of November 3, 1997, the Company had issued an aggregate of $1,959,750,000 in principal amount of its Medium-Term Notes, Series G. The U.S. dollar equivalent of Notes denominated in currencies other than U.S. dollars will be determined by the Exchange Rate Agent (as defined below), on the basis of the noon buying rate for cable transfers in The City of New York, as determined by the Federal Reserve Bank of New York (the "Market Exchange Rate"), for such currencies on the applicable issue dates.

  The Notes will be offered on a continuous basis by the Company through the Agents and will mature on any Business Day (as defined below) from nine months to thirty years from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity as set forth under "--Redemption and Repayment." Each Note will be denominated in U.S. dollars or in other currencies, ECUs or such other composite currencies (in any case, the "Specified Currency") as specified in the applicable Pricing Supplement. Each Note will bear interest at either (i) a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at an Issue Price (as defined below) representing a discount from the principal amount payable at maturity (a "Zero-Coupon Note"), or (ii) a floating rate (a "Floating Rate Note") determined by reference to the interest rate basis or combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement which may be adjusted by a Spread or Spread Multiplier (each as defined below).

  The Notes may be issued as Currency Indexed Notes the principal amount of which payable at maturity will be determined by the difference between the currency in which such Notes are denominated and another currency or composite currency set forth in the applicable Pricing Supplement. See "--Indexed Notes-- Currency Indexed Notes" below. Notes may also be issued with the principal amount payable at the Stated Maturity Date (as defined below) and/or the amount of interest payable on any Interest Payment Date (as defined below) to be determined by reference to one or more commodity prices, equity indices or other financial or non-financial indices and on such other terms as may be set forth in the relevant Pricing Supplement (together with the Currency Indexed Notes, the "Indexed Notes"). Information as to the method for determining the principal amount payable at maturity and/or the amount of interest payable and certain additional tax considerations regarding Indexed Notes will be set forth in the applicable Pricing Supplement. In addition, Notes may be issued from time to time as Amortizing Notes (as defined below) with the principal amount payable in accordance with a table included in the applicable Pricing Supplement.

  Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth under "Book-Entry System" below, Book-Entry Notes will not be issuable in certificated form. It is currently contemplated that only Notes that are denominated in a Specified Currency of U.S. dollars will be issued as Book-Entry Notes.

  The authorized denominations of each Note denominated in U.S. dollars will be U.S.$1,000 or any larger amount that is an integral multiple of U.S.$1,000. The authorized denominations of Notes denominated in a Specified Currency other than U.S. dollars will be set forth in the applicable Pricing Supplement.

  "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (i) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, (ii) if the Note is denominated in a Specified Currency other than U.S. dollars, (a) not a day on which banking institutions are authorized or required by law or regulation to close in the financial center of the country issuing the Specified Currency (which in the case of ECUs shall be Brussels, Belgium) and (b) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency and (iii) with respect to LIBOR Notes, a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  "Original Issue Discount Note" means (i) a Note, including any Zero-Coupon Note, that has a stated redemption price at maturity that exceeds its Issue Price by at least 0.25% of its principal amount multiplied by the number of full years from the Original Issue Date to the Stated Maturity Date (each as defined below) for such Note and (ii) any other Note designated by the Company as issued with original issue discount for United States federal income tax purposes.

  The Pricing Supplement relating to each Note will describe the following terms: (i) the Specified Currency for such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (ii) the price (which may be expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (iii) the date on which such Note will be issued (the "Original Issue Date"); (iv) the date on which such Note will mature (the "Stated Maturity Date"); (v) whether such Note is a Fixed Rate Note or a Floating Rate Note; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the interest payment date or dates, if different from those set forth below under "Fixed Rate Notes"; (vii) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Determination Dates, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread, if any, the Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (viii) whether such Note is an Original Issue Discount Note and, if so, the original issue discount; (ix) if such Note is an Indexed Note, information pertaining to the method for determining the principal amount payable at the Stated Maturity Date and historical information relating to the specified index; (x) if such Note is a Currency Indexed Note, the Denominated Currency, the Indexed Currency, the Face Amount, the Base Exchange Rate, the Determination Agent and the Reference Dealers relating to such Currency Indexed Notes (all as defined below); (xi) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, prior to the Stated Maturity Date and, if so, the provisions relating to such redemption or repayment; (xii) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; (xiii) if such Note is an Amortizing Note, a table setting forth repayment information; (xiv) certain additional United States federal income tax considerations; and (xv) any other terms of such Note not inconsistent with the provisions of the Senior Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

  The principal of, and any premium and interest on, each Note are payable by the Company in the Specified Currency for such Note. If the Specified Currency for a Note is other than U.S. dollars, the Company will, unless otherwise specified in the applicable Pricing Supplement, appoint an agent (initially, The Fuji Bank and Trust Company) (the "Exchange Rate Agent") to determine the exchange rate for converting all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph and to perform such conversions on behalf of the Company. Notwithstanding the foregoing, the holder of a Note denominated in a Specified Currency other than U.S. dollars may (if the Note and the applicable Pricing Supplement so indicate) elect to receive all such payments in the Specified Currency by delivery of a written request to the Paying Agent (which shall initially be The Fuji Bank and Trust Company, Two World Trade Center, 81st Floor, New York, New York 10048 (Attention: Trust Administration Department) or at such other address as it may designate as its principal corporate trust office in The City of New York) which must be received by the Paying Agent on or prior to the applicable record date or at least 15 calendar days prior to maturity, as the case may be. Such election shall remain in effect unless and until changed by written notice to the Paying Agent, but the Paying Agent must receive written notice of any such change on or prior to the applicable record date or at least 15 calendar days prior to maturity, as the case may be. Any such election or change thereof shall be deemed to be made for all Notes denominated in such Specified Currency which are registered in the name of such holder, unless such holder specifies in such written request the particular Notes (by the Note number of each such Note) with regard to which such election or change thereof shall not apply. However, such election may not be effective under certain circumstances as described below under "Indexed Notes--Currency Indexed Notes--Payment Currency." In the absence of manifest error, all determinations by the Exchange Rate Agent shall be final and binding on the Company and the holders of the Notes. Until the Notes are paid or payment thereof is duly provided for, the Company will, at all times, maintain a Paying Agent in The City of New York capable of performing the duties described in the Senior Indenture and herein to be performed by the Paying Agent. The Company will notify the holders of the Notes, in accordance with the Senior Indenture, of any change in the Paying Agent or its address.

  In the case of a Note denominated in a Specified Currency other than U.S. dollars, unless the holder has elected otherwise as provided above, payment in respect of such Note shall be made in U.S. dollars based upon the exchange rate as determined by the Exchange Rate Agent based on the highest firm bid quotation expressed in U.S. dollars received by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date, from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by the Company (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable to all holders of Notes denominated in such Specified Currency electing to receive payment in U.S. dollars on such payment date. If no such bid quotations are available, payments will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case payment will be made as described below under "--Indexed Notes--Currency Indexed Notes--Payment Currency." All currency exchange costs will be borne by the holders of such Notes by deductions from such payments.

  Unless otherwise specified in the applicable Pricing Supplement, payments in U.S. dollars of interest on Certificated Notes (other than interest payable at maturity or upon earlier redemption or repayment) will be made by mailing a check to the holder at the address of such holder appearing in the security register on the applicable record date (which, in the case of Global Securities representing Book-Entry Notes, will be a nominee of the Depositary). Notwithstanding the foregoing, a holder of U.S.$10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms (or a holder of the equivalent thereof in a Specified Currency other than U.S. dollars) shall be entitled to receive such payments in U.S. dollars by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing by the Paying Agent not less than 15 calendar days prior to the applicable Interest Payment Date. Simultaneously with the election by any holder to receive payments in a Specified Currency other than U.S. dollars (by written request to the Paying Agent, as provided above), such holder shall provide appropriate payment instructions to the Paying Agent, and all such payments will be made in immediately available funds to an account maintained by the payee in the Specified Currency. Beneficial owners of Book-Entry Notes will be paid in accordance with the Depositary's and the participant's procedures in effect from time to time as described under "Book-Entry System" below. Unless otherwise specified in the applicable Pricing Supplement, principal, and any premium and interest payable at maturity or upon earlier redemption or repayment in respect of a Note, will be paid in immediately available funds upon surrender of such Note accompanied by wire instructions at the office of the Paying Agent.

  Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the Prospectus under "Description of Debt Securities--Provisions Applicable to Senior, Subordinated and Junior Subordinated Debt Securities--Events of Default, Notice and Waiver," the amount of principal due and payable with respect to such Note shall be the Amortized Face Amount of such Note as of the date of such declaration. The "Amortized Face Amount" of an Original Issue Discount Note shall be the amount equal to
(i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of declaration, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

  The record date with respect to any Interest Payment Date (as defined below) shall be the date (whether or not a Business Day) 15 calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date. Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the record date immediately preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date between a record date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding record date to the registered holder on such next succeeding record date; provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable.

  All percentages resulting from any calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with five one-millionths of a percentage point being rounded upward) and all currency or currency unit amounts used in or resulting from such calculation on the Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

  The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. This limit may not apply to Notes in which U.S.$2,500,000 or more has been invested.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or payment thereof is duly provided for. The Pricing Supplement relating to each Fixed Rate Note will indicate whether interest on such Fixed Rate Note will be payable either semiannually on each March 1 and September 1 or annually on each February 1 (each an "Interest Payment Date") and, in either case, at maturity or upon earlier redemption or repayment. Unless otherwise provided, each payment of interest in respect of an Interest Payment Date will include interest accrued to, but excluding, such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Any payment otherwise required to be made in respect of a Fixed Rate Note on a date that is not a Business Day for such Fixed Rate Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from its Original Issue Date at rates determined by reference to the Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement) until the principal thereof is paid or payment thereof is duly provided for. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period (the "Maximum Interest Rate") and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period (the "Minimum Interest Rate"). The applicable Pricing Supplement will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (b) LIBOR (a "LIBOR Note"), (c) the Treasury Rate (a "Treasury Rate Note"), (d) the Federal Funds Rate (a "Federal Funds Note"), (e) the Prime Rate (a "Prime Rate Note") or (f) such other Base Rate or Spread as is specified in the applicable Pricing Supplement.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an auction of Treasury bills (as defined below) falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the following day that is a Business Day.

  Interest on each Floating Rate Note will be payable monthly, quarterly, semiannually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes with a semiannual Interest Payment Period, the third Wednesday of each of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Payment Period, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Stated Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Stated Maturity Date.

  Unless otherwise specified in the applicable Pricing Supplement, interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Original Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date.

  Unless otherwise specified in the applicable Pricing Supplement, accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread or Spread Multiplier referred to above; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date set forth in the applicable Pricing Supplement will be the "Initial Interest Rate" determined as specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for Commercial Paper Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of such Note are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction of Treasury bills is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

  The "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the applicable Interest Payment or Stated Maturity Date (or earlier redemption or repayment).

  Unless otherwise specified in the applicable Pricing Supplement, the Company will perform the functions of the calculation agent (in such capacity, the "Calculation Agent") with respect to Floating Rate Notes. Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

 Commercial Paper Rate Notes

  Each Commercial Paper Rate Note will bear interest at the interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of such Board ("H.15(519)"), under the heading "Commercial Paper--Nonfinancial." If such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication of the Federal Reserve Bank ("Composite Quotations") under the heading "Commercial Paper." If such rate is not published by 3:00 p.m., New York City time on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that, if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

  "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                                          D X 360
                                        ------------
                     Money Market Yield =^
                                                     X 100
                                         360 - (D X
                                             M)

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 LIBOR Notes

  Each LIBOR Note will bear interest at the interest rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date ("LIBOR Telerate"), or (b) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace page 3750 on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in
  (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 a.m., London time, on that Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Banking Day immediately following that Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following that Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such Interest Determination Date will be the rate of LIBOR in effect on such date.

  If LIBOR with respect to any LIBOR Note is indexed to the offered rates for deposits in a Specified Currency other than U.S. dollars, the applicable Pricing Supplement will set forth the method for determining such rate.

 Treasury Rate Notes

  Each Treasury Rate Note will bear interest at the interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "U.S. Government Securities--Treasury bills-- auction average (investment)" or, if such rate is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Treasury Rate shall be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

 Federal Funds Rate Notes

  Each Federal Funds Rate Note will bear interest at the interest rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, specified in such Note and the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on that day published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate shall be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If neither of such rates is published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be calculated by the Calculation Agent and will be the arithmetic mean on such Interest Determination Date calculated by the Calculation Agent of the rates for the last transaction of not less than $1,000,000 in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York (which may include one or more of the Agents) selected by the Calculation Agent, prior to 9:00 a.m., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Interest Determination Date.

 Prime Rate Notes

  Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and the Spread or Spread multiplier, if any, specified in such Note and the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect on such Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations, and by as many substitute banks or trust companies as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any state thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Interest Determination Date will be the in effect on such Interest Determination Date. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

INDEXED NOTES

 GENERAL

  The Company may from time to time offer Notes the principal amount of which payable at the Stated Maturity Date is determined by the rate of exchange between the currency or composite currency in which such Notes (the "Currency Indexed Notes") are denominated (the "Denominated Currency") and the other currency or composite currency designated as the Indexed Currency in the applicable Pricing Supplement (the "Indexed Currency"). In addition, Notes may be issued from time to time with the principal amount payable at the Stated Maturity Date and/or the amount of interest payable on any Interest Payment Date to be determined by reference to one or more commodity prices, equity indices or other financial or non-financial indices and on such other terms as may be set forth in the relevant Pricing Supplement (together with the Currency Indexed Notes, the "Indexed Notes"). Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes. Such Indexed Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions, commodity prices, equity indices and other financial or non-financial indices. See "Risk Factors" for information concerning risks of an investment in Indexed Notes.

 CURRENCY INDEXED NOTES

  Unless otherwise indicated in the applicable Pricing Supplement, holders of Currency Indexed Notes will be entitled to receive a principal amount of such Currency Indexed Notes exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at the Stated Maturity Date, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate in the applicable Pricing Supplement (the "Base Exchange Rate"), and will be entitled to receive a principal amount of such Currency Indexed Notes less than the Face Amount of such Currency Indexed Notes, if, at the Stated Maturity Date, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described below under "-- Payment of Principal and Interest." Information as to the relative historical value of the applicable Denominated Currency against the applicable Indexed Currency, any exchange controls applicable to such Denominated Currency or Indexed Currency and the tax consequences to holders will be set forth in the applicable Pricing Supplement. An investment in a Currency Indexed Note entails significant risks that are not associated with a similar investment in a security the principal amount of which payable at maturity is not determined by the rate of exchange between two currencies or composite currencies.

  Unless otherwise specified in the applicable Pricing Supplement, the term "Exchange Rate Day" shall mean any day which is a Business Day in The City of New York and, (a) if the Denominated Currency or Indexed Currency is the Canadian Dollar, in Toronto, Canada, (b) if the Denominated Currency or Indexed Currency is the Japanese Yen, in Tokyo, Japan, (c) if the Denominated Currency or Indexed Currency is the Pound Sterling, in London, England, (d) if the Denominated Currency or Indexed Currency is the Australian Dollar, in Melbourne, Australia, (e) if the Denominated Currency or the Indexed Currency is the ECU, in Brussels, Belgium, and/or (f) if the Denominated Currency or the Indexed Currency is any other currency or currency unit (other than the U.S. Dollar), in the principal financial center of the country of such Denominated Currency or Indexed Currency.

 Payment of Principal and Interest

  Unless otherwise specified in the applicable Pricing Supplement, interest will be payable by the Company in the Denominated Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, principal of a Currency Indexed Note will be payable by the Company in the Denominated Currency at the Stated Maturity Date in an amount equal to the Face Amount of the Currency Indexed Note, plus or minus an amount determined by an agent appointed by the Company (which, unless otherwise specified in the applicable Pricing Supplement, will initially be The Fuji Bank and Trust Company) (the "Determination Agent") by reference to the difference between the Base Exchange Rate and the rate at which the Denominated Currency can be exchanged for the Indexed Currency as determined on the second Exchange Rate Day prior to Stated Maturity Date of such Currency Indexed Note (the "Determination Date") by the Determination Agent based upon the arithmetic mean of the open market spot offer quotations for the Indexed Currency (spot bid quotations for the Denominated Currency) obtained by the Determination Agent from the Reference Dealers (as defined below) in The City of New York at 11:00 a.m., New York City time, on the Determination Date, for an amount of Indexed Currency equal to the Face Amount of such Currency Indexed Note multiplied by the Base Exchange Rate, with the Denominated Currency for settlement at the Stated Maturity Date (such rate of exchange, as so determined, is hereinafter referred to as the "Spot Rate"). If such quotations from the Reference Dealers are not available on the Determination Date due to circumstances beyond the control of the Company or the Determination Agent, the Spot Rate will be determined on the basis of the most recently available quotations from the Reference Dealers. The principal amount of the Currency Indexed Notes determined by the Determination Agent to be payable at the Stated Maturity Date will be payable to the holders thereof in the manner set forth herein and in the applicable Pricing Supplement. As used herein, the term "Reference Dealers" shall mean the three banks or firms specified as such in the applicable Pricing Supplement or, if any of them shall be unwilling or unable to provide the requested quotations, such other major money center bank or banks in The City of New York selected by the Company, in consultation with the Determination Agent, to act as Reference Dealer or Dealers in replacement therefor. In the absence of manifest error, the determination by the Determination Agent of the Spot Rate and the principal amount of Currency Indexed Notes payable at the Stated Maturity Date thereof shall be final and binding on the Company and the holders of such Currency Indexed Notes.

  Unless otherwise specified in the applicable Pricing Supplement, on the basis of the aforesaid determination by the Determination Agent and the formulae and limitations set forth below, (i) if the Base Exchange Rate equals the Spot Rate for any Currency Indexed Note, then the principal amount of such Currency Indexed Note payable at the Stated Maturity Date would be equal to the Face Amount of such Currency Indexed Note; (ii) if the Spot Rate exceeds the Base Exchange Rate (i.e., the Denominated Currency has appreciated against the Indexed Currency during the term of the Currency Indexed Note), then the principal amount so payable would be greater than (but no greater than twice) the Face Amount of such Currency Indexed Note; (iii) if the Spot Rate is less than the Base Exchange Rate (i.e., the Denominated Currency has depreciated against the Indexed Currency during the term of the Currency Indexed Note) but is greater than one-half of the Base Exchange Rate, then the principal amount so payable would be less than the Face Amount of such Currency Indexed Note; and (iv) if the Spot Rate is less than or equal to one-half of the Base Exchange Rate, then the Spot Rate will be deemed to be one-half of the Base Exchange Rate and no principal amount of the Currency Indexed Note would be payable at the Stated Maturity Date.

  Unless otherwise specified in the applicable Pricing Supplement, the formulae to be used by the Determination Agent to determine the principal amount of a Currency Indexed Note payable at the Stated Maturity Date will be as follows:

    If the Spot Rate exceeds or equals the Base Exchange Rate, the principal amount of a Currency Indexed Note payable at the Stated Maturity Date shall equal:

          Face Amount + (Face Amount X Spot Rate - Base Exchange Rate
                                                Spot Rate        ).

    If the Base Exchange Rate exceeds the Spot Rate, the principal amount of a Currency Indexed Note payable at the Stated Maturity Date (which shall, in no event, be less than zero) shall equal:

          Face Amount - (Face Amount X Base Exchange Rate - Spot Rate
                                                Spot Rate        ).

  If the formulae set forth above are applicable to a Currency Indexed Note, the maximum principal amount payable at the Stated Maturity Date in respect of such Currency Indexed Note would be an amount equal to twice the Face Amount and the minimum principal amount payable would be zero.

  Unless otherwise specified in the applicable Pricing Supplement, in the event of any redemption or repayment of the Currency Indexed Notes prior to the Stated Maturity Date, the term "Stated Maturity Date" used above would refer to the redemption or repayment date of such Currency Indexed Notes.

 Payment Currency

  Except as set forth below, if payment on a Note is required to be made in a Specified Currency other than U.S. dollars and on a payment date with respect to such Note such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on such payment date shall be made in U.S. dollars. The amount so payable on any payment date in such foreign currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for such currency, or as otherwise indicated in the applicable Pricing Supplement.

  If payment on a Note is required to be made in ECUs and on a payment date with respect to such Note ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or are no longer used in the European Monetary System, then all payments due on such payment date shall be made in U.S. dollars. The amount so payable on any payment date in ECUs shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis: The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which ECUs were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for the Components, or as otherwise indicated in the applicable Pricing Supplement.

  If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

  All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein or in the applicable Pricing Supplement that any determination is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes and the Company, and the Exchange Rate Agent shall have no liability therefor.

AMORTIZING NOTES

  The Company may from time to time offer Amortizing Notes. Information concerning terms and conditions of any issuance of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.

REDEMPTION AND REPAYMENT

  The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to maturity or that such Note will be redeemable at the option of the Company on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

  The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to maturity or that such Note will be repayable at the option of the holder on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

  In order for a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 45 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the holder of a Note shall be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

  If a Note is represented by a Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

  Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity Date shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of an Original Issue Discount Note shall be the amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of redemption or repayment, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

  The Company will comply with Rule 14e-1 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and any other tender offer rules under the 1934 Act which may then be applicable in connection with any obligation of the Company to purchase Notes at the option of the holders thereof.

REPURCHASE

  The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

  Upon issuance, all Book-Entry Notes denominated in the same Specified Currency, Original Issue Date, Stated Maturity Date, redemption and repayment provisions, Interest Payment Period and Dates, in the case of Fixed Rate Notes, interest rate or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Index Maturity, Interest Reset Period and Dates, Spread or Spread Multiplier, if any, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, and, in the case of Currency Indexed Notes, Denominated Currency, Indexed Currency, Face Amount and Base Exchange Rate will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, DTC or other Depositary specified in the applicable Pricing Supplement, and registered in the name of the Depositary or its nominee. Book-Entry Notes will not be exchangeable for Certificated Notes and, except as set forth below, will not otherwise be issuable in definitive form. Unless otherwise specified in the applicable Pricing Supplement, DTC will be the Depositary. DTC currently only accepts Notes that are denominated in a Specified Currency of U.S. dollars. See "Description of Debt Securities-- Provisions Applicable to Senior, Subordinated and Junior Subordinated Debt Securities--Book Entry, Delivery and Form" and "--Same-Day Settlement" in the Prospectus.

FOREIGN CURRENCY JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of New York. A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that in an action based on an obligation expressed in a currency other than U.S. dollars a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

CREDIT RATINGS

  Any credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS

UNITED STATES HOLDERS

  The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note, including a Note denominated in a single currency or currency unit other than the U.S. dollar (a "Foreign Currency Note"). This summary applies to any holder that is a citizen or resident of the United States, a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate or trust the income of which is subject to United States federal income taxation regardless of its source (a "United States person") or any other person or entity that otherwise is subject to United States federal income taxation on a net income basis in respect of a Note (a "United States holder"). This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain Treasury regulations, now in proposed form), all of which are subject to change, including retroactively. This summary deals only with United States holders that will hold Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, regulated investment companies, insurance companies or dealers in securities or currencies, persons that will hold Notes as a position in a "straddle" or as part of a hedging transaction for tax purposes, or persons that have a "functional currency" other than U.S. dollars. Additional United States federal income tax considerations applicable to particular Notes may be set forth in the applicable Pricing Supplement. Certain United States federal income tax considerations that may be relevant to a non-United States holder with respect to the ownership of Notes are summarized below under "United States Alien Holders."

  Investors should consult their own tax advisors in determining the tax considerations that may be relevant in connection with holding, purchasing or disposing of the Notes, including the application to their particular situation of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

PAYMENTS OF INTEREST

  Payments of interest on a Note, other than interest on an Original Issue Discount Note that is not a payment of "qualified stated interest" (as defined below under "Original Issue Discount"), will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States holder's method of tax accounting). If a United States holder elects to receive payments of interest pursuant to the terms of a Foreign Currency Note in a currency or composite currency other than U.S. dollars (a "foreign currency"), the amount of interest income realized by a cash basis United States holder will be the U.S. dollar value of the interest payment received based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. In the case of an accrual basis United States holder not electing the "spot rate convention," described below, the amount of interest income with respect to an interest accrual period will be the U.S. dollar value of the interest accrued during the period based on the average exchange rate in effect during the period (or, with respect to an interest accrual period that spans two taxable years, the partial period within the taxable year), and, upon receipt of payment of accrued interest (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note), the accrual basis United States holder will recognize ordinary foreign currency exchange gain or loss measured by the difference between the amount of interest income previously accrued and the U.S. dollar value of the interest payment received based on the exchange rate in effect on the date of receipt (subject to a limitation that the sum of any such exchange gain or loss with respect to principal and interest is recognized only to the extent of the total gain or loss to the holder on the transaction), regardless of whether the payment is in fact converted into U.S. dollars. Accrual basis United States holders may determine the U.S. dollar value of any interest income accrued in a Specified Currency under an alternative method, as described below in the case of a "spot rate convention election." These exchange rates may not be the same exchange rates as those determined by the Exchange Rate Agent for converting interest payments on a Foreign Currency Note into U.S. dollars. Therefore, a holder of a Foreign Currency Note that receives interest payments in U.S. dollars may realize more or less interest income for federal income tax purposes than it receives in cash. Any foreign currency gain or loss will be treated as ordinary income or loss and not as additional interest income or interest expense unless otherwise provided in future regulations or administrative pronouncements.

  If a United States holder elects to receive interest payments in a foreign currency, an additional foreign currency gain or loss could result on the sale or other disposition of foreign currency received if the exchange rate on the date of sale or other disposition differs from the exchange rate on the date of receipt. A United States holder will have a tax basis in foreign currency equal to the U.S. dollar value of such foreign currency, determined at the time of receipt. Any foreign currency gain or loss recognized by a United States holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars) will be treated as ordinary income or loss, and not as interest income or expense unless otherwise provided in future regulations or administrative pronouncements.

PURCHASE, SALE AND RETIREMENT OF NOTES

  A United States holder's tax basis in a Note generally will equal the cost of such Note to such holder, increased by any amounts includible in income by the holder as original issue discount (and market discount) and reduced by any amortized premium (each as described below) and any payments other than qualified stated interest payments made on such Note, such as principal payments received by such holder in the case of an Amortizing Note. In the case of a Foreign Currency Note, the cost of such Note to a United States holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. The amount of any subsequent adjustments to a United States holder's tax basis in a Foreign Currency Note in respect of original issue discount and premium will be determined in the manner described below. A United States holder who purchases a Note with foreign currency will recognize foreign currency gain or loss attributable to the difference, if any, between his tax basis in the foreign currency and the fair market value of the Note in U.S. dollars on the date of purchase of such Note. However, the conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a Note generally will not result in taxable foreign currency gain or loss for a United States holder.

  Upon the sale, exchange or retirement of a Note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the holder's tax basis in the Note. A holder who receives U.S. dollar payments on the sale, exchange or retirement of a Foreign Currency Note may have a different amount realized for United States federal income tax purposes than the amount it receives in cash, because the relevant exchange rates required to be used for United States federal income tax purposes may not be the same as the exchange rates used by the Exchange Rate Agent to convert foreign currency payments into U.S. dollar payments.

  If a United States holder elects to receive foreign currency in respect of the sale, exchange or retirement of a Foreign Currency Note, the amount realized generally will be the U.S. dollar value of the foreign currency received (on the date that payment is received or the Note is disposed of, in accordance with the United States holder's method of tax accounting). In addition, a holder will recognize foreign currency gain or loss on the principal of a Foreign Currency Note attributable to the movement in exchange rates between the time of purchase and the time of sale, exchange or retirement of the Note. Such foreign currency gain or loss cannot exceed the related non-exchange gain or loss. This foreign currency gain or loss will be treated as ordinary income or loss and not as interest income or expense unless otherwise provided in future regulations or administrative pronouncements.

  If a United States holder elects to receive payment in a foreign currency, an additional foreign currency gain or loss could result on the sale or other disposition of the foreign currency received if the exchange rate on the date of sale or other disposition differs from the exchange rate on the date of receipt. A United States holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Any gain or loss realized by a United States holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars) will be treated as ordinary income or loss and not as interest income or expense unless otherwise provided in future regulations or administrative pronouncements.

  Except as discussed above with respect to foreign currency gain or loss and below with respect to market discount, gain or loss recognized by a United States holder on the sale, exchange or retirement of a Note generally will be capital gain or loss. Under recent legislation, the capital gain will be long-term if the Note has been held by the holder for more than 18 months, will be mid-term gain if the Note has been held by the holder for more than one year but not more than 18 months, and otherwise will be short-term gain. The maximum marginal rate on ordinary income for individuals, trusts and estates currently is 39.6%, but due to the phase-out of personal exemptions and the enactment of limitations on itemized deductions for individual taxpayers whose adjusted gross income exceeds certain threshold amounts that depend on the taxpayer's filing status, the actual maximum marginal rate may be greater. By contrast, the maximum rate on the net capital gain of individuals, trusts and estates is 20% for long-term gains and 28% for mid-term gains. Capital gains and ordinary income of corporate taxpayers are taxed at a nominal maximum rate of 35%.

  In addition to the special foreign currency rules discussed above, the provisions governing the taxation of foreign currency transactions otherwise may affect the taxation of both interest and principal payments received by a United States holder on a Foreign Currency Note. Thus, for example, the source of all foreign currency gains and losses is determined by reference to the residence of the taxpayer. Further, the United States Treasury Department has the authority to issue regulations to recharacterize interest and principal payments with respect to obligations denominated in hyperinflationary currencies.

ORIGINAL ISSUE DISCOUNT

  United States holders of Original Issue Discount Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code of 1986, as amended (the "Code"), and certain final regulations issued thereunder that apply to debt instruments issued on or after April 4, 1994 (the "Regulations"). United States holders of such Notes having a maturity of more than one year from the date of issue should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

  A Note will be treated as issued with original issue discount ("an Original Issue Discount Note") in an amount equal to the excess, if any, of the Note's "stated redemption price at maturity" over its issue price (defined as the first price at which a substantial amount of the Notes in an issue are sold (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers)), unless such excess is generally less than 0.25% of such Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (which "de minimis" excess would be reported under one of several alternative methods). "Stated redemption price at maturity" is defined as the total of all payments provided by the Note that are not payments of "qualified stated interest." "Qualified stated interest" is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate, or certain variable rates or certain combinations of rates, as discussed below. Qualified stated interest payments are included in income in accordance with the holder's regular method of accounting. See "Payments of Interest" above. Whether the rate of interest with respect to a Fixed Rate Note or Floating Rate Note is qualified stated interest and whether a note is an Original Issue Discount Note will be described in the applicable Pricing Supplement. An accrual basis holder may elect to include in gross income all interest income on a debt instrument by using a constant yield method.

  In general, each United States holder of an Original Issue Discount Note having a maturity of more than one year from the date of issue, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that Note for all days during the taxable year on which the United States holder owns the Note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. The accrual period for an Original Issue Discount Note may be of any length and may vary in length over the term of such Note, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs at the end of an accrual period. In general, the computation of original issue discount is simplest if accrual periods correspond to the intervals between payment dates provided by the terms of the Original Issue Discount Note. The appropriate Agent will specify the accrual period it intends to use in the applicable Pricing Supplement, although the holder is not bound by the choice made by the Agent.

  In the case of an initial holder, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by
(i) multiplying the "adjusted issue price" (as defined below) of the Note at the beginning of an accrual period by a fraction, the numerator of which is the applicable yield to maturity (determined by compounding at the end of each accrual period and properly adjusted for the length of the accrual period) of the Note and the denominator of which is the number of accrual periods in a year and (ii) subtracting from that product the amount, if any, payable as interest during that accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period will be the sum of its issue price (including accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments that were not qualified stated interest payments. In determining original issue discount allocable to each accrual period included in any interval between qualified stated interest payments, the qualified stated interest payable at the end of the interval would be allocated on a pro rated basis to each such accrual period, and the adjusted issue price would be increased by the amount of any qualified stated interest accrued prior to the beginning of the accrual period but not payable until a later date. As a result of this "constant yield" method of including original issue discount income, the amounts so includible in income by a United States holder in respect of an Original Issue Discount Note are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis, ignoring the effect of foreign currency exchange rate fluctuations in the case of a Foreign Currency Note.

  The Regulations set forth a set of special rules for "variable rate debt instruments," as a consequence of which Floating Rate Notes and Indexed Notes may or may not be Original Issue Discount Notes. Notice will be given in the applicable Pricing Supplement when a particular Note will be an Original Issue Discount Note. Unless an applicable Pricing Supplement so indicates, Floating Rate Notes and Indexed Notes will not be Original Issue Discount Notes. If a Note that provides for a variable rate of interest does not qualify as a variable rate debt instrument, the Note will be a contingent payment debt instrument, as discussed below.

  A variable rate debt instrument is a debt instrument that (i) provides for stated interest (compounded or paid at least annually) at (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate, or (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate; and (ii) has an issue price that generally does not exceed the total noncontingent principal payments by more than the lesser of (a) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity or (b) 15% of the total noncontingent principal payments. No principal payments may be contingent. In addition, a qualified floating rate or objective rate in effect at a given time for a Note must be set at a value of that rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

  In case of a variable rate debt instrument, qualified stated interest includes payments that are unconditionally payable (or that will be constructively received under Section 451 of the Code) in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note at (i) a single fixed rate, (ii) a single "qualified floating rate" or (iii) a single "objective rate."

  Subject to certain exceptions, a variable rate of interest is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated. A variable rate will be considered a qualified floating rate if the variable rate equals (i) the product of an otherwise qualified floating rate and a fixed multiple (i.e., a Spread Multiplier) that is greater than zero but not more than 1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i)) plus or minus a fixed rate (i.e., a Spread). If the variable rate equals the product of an otherwise qualified floating rate and a single fixed multiplier greater than 1.35, however, such rate will generally constitute an "objective rate," described more fully below. A variable rate will not be considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor or governor that is fixed throughout the term of the Note).

  Subject to certain exceptions, an "objective rate" is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a Note denominated in a currency other than the currency in which the Note is denominated, (iii) the yield or changes in the price of one or more items of personal property (other than stock or debt of the Company or a related party) that is "actively traded" or (iv) a combination of the rates described in clauses (i), (ii) and (iii) of this sentence. A variable rate of interest on a Note will not be considered an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Regulations have been proposed that would prospectively broaden the definition of "objective rate" (other than a qualified floating rate) to mean a rate that is determined using a single fixed formula and that is based on objective financial or economic information.

  If interest on a Note is stated at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

  If a Note provides for stated interest at a single qualified floating rate or objective rate that is unconditionally payable (or that will be constructively received under Section 451 of the Code) in cash or in property (other than debt instruments of the issuer) at least annually during the entire term of the Note, all stated interest with respect to the Note will be qualified stated interest and such interest allocable to an accrual period will be increased (or decreased) if the interest paid during an accrual period exceeds (or is less than) the interest assumed to be paid during such accrual period.

  If a Note provides for interest at (i) more than one qualified floating rate,
(ii) a single fixed rate and one or more qualified floating rates or (iii) in certain cases a single fixed rate and a single objective rate, then all or a portion of the Note's stated interest may be treated as qualified stated interest. However, in certain instances a portion of that Note's stated interest will not be so treated, but instead will be included in the Note's stated redemption price at maturity. As a result, such Note may be treated as being issued with original issue discount. The amount of interest and original issue discount accruals for the Notes are determined by reference to a hypothetical equivalent fixed rate debt instrument pursuant to the following steps: First, a "fixed rate substitute" is determined for each variable rate provided for in the Note, which for a qualified floating rate generally equals the value of that rate on the issue date (with adjustments in certain circumstances to reflect different intervals between interest adjustment dates), and for an objective rate will be a fixed rate that reflects the yield that is reasonably expected for the Note. Second, an equivalent fixed-rate note is constructed that has terms that are identical to those provided under the Note, except that the equivalent fixed rate note provides for the fixed rate substitutes determined above in lieu of the qualified floating rate or objective rate provided under the Note. Third, the amount of qualified stated interest and original issue discount, if any, are determined for the equivalent fixed-rate note under the general rules described above and are taken into account as if the United States holder held the equivalent fixed-rate note. Fourth, qualified stated interest or original issue discount allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed-rate note. The Regulations are unclear in certain respects as to the method for making this adjustment.

  For purposes of determining the yield to maturity and the amount of original issue discount of an Original Issue Discount Note, the Regulations may aggregate all Notes issued to a holder as part of the same issue (i.e., Notes with the same credit and payment terms and sold at substantially the same time pursuant to a common plan of marketing) as a single Note for purposes of determining the original issue discount includible by such holder in income. Unless otherwise provided in the applicable Pricing Supplement, the Company does not expect to treat different types of Notes as being subject to the aggregation rules for purposes of computing original issue discount.

  The Regulations also set forth certain rules regarding the treatment of a debt instrument that may be either purchased or retired before its stated maturity date, at the option of the issuer or the holder of such debt instrument. Pursuant to these rules, the debt instrument will be presumed to be redeemed or not redeemed depending on the impact of such action on the yield to maturity of such debt instrument. These rules may affect the amount of original issue discount of an Original Issue Discount Note depending on the specific terms of such Note. However, if the amount payable on an Original Issue Discount Note (in the event of the redemption or repayment of such Note prior to its Stated Maturity Date) is the Amortized Face Amount of such Note as of the date of redemption or repayment, as the case may be, then under these rules, such repurchase or repayment option should have no effect upon the original issue discount includible with respect to such Original Issue Discount Note.

  In the case of an Original Issue Discount Note that is also a Foreign Currency Note, a United States holder, absent the election described in the second following sentence, should determine the U.S. dollar amount includible in income as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating the foreign currency amount so derived at the average exchange rate in effect during that accrual period (or, with respect to an accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Upon the receipt of payment attributable to accrued original issue discount (whether in connection with a payment of interest or the sale or retirement of a Note), a United States holder will recognize ordinary foreign currency exchange income or loss measured by the difference between the U.S. dollar value of the accrued original issue discount based on such average exchange rate and the U.S. dollar value of the payment based on the exchange rate in effect on the date of receipt (subject to a limitation that exchange gain or loss is limited to total gain or loss on the transaction). A United States holder may elect with respect to the translation described in clause (ii) of the second preceding sentence to translate the foreign currency amount so derived at the exchange rate on the last day of the accrual period (and in the case of a partial accrual period, the exchange rate on the last day of the taxable year). To make such election, the holder must file a statement with the holder's first income tax return in which the election is effective clearly indicating such election, and must consistently apply such election to all debt instruments from year to year unless permitted otherwise by the Internal Revenue Service. Because exchange rates may fluctuate, a United States holder of an Original Issue Discount Note that is also a Foreign Currency Note may recognize a different amount of original issue discount income in each accrual period than would the holder of a similar Original Issue Discount Note denominated in U.S. dollars. As noted above, such holder may recognize foreign currency gain or loss with respect to original issue discount on an Original Issue Discount Note that is also a Foreign Currency Note. Under regulations yet to be issued, the foreign currency tax treatment of an Original Issue Discount Note that is also a Foreign Currency Note may differ if such a Note is considered to be a contingent payment debt instrument.

  A subsequent United States holder of an Original Issue Discount Note that purchases the Note at a cost less than its stated principal amount also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. In accordance with a formula, the amount of such original issue discount will be reduced if the amount paid by such subsequent United States holder for such Original Issue Discount Note exceeds the sum of its issue price plus the aggregate amount of original issue discount accrued through the purchase date.

  In general, a holder of a Note who uses the cash method of tax accounting (e.g., an individual) is not required to accrue original issue discount with respect to an Original Issue Discount Note that matures one year or less from the date of its issuance (a "short-term Original Issue Discount Note") unless an election is made by such holder to do so. A United States holder who reports income for United States federal income tax purposes on the accrual method of tax accounting or a cash basis holder who makes the election to accrue original issue discount with respect to such a Note is required to include original issue discount on such a Note on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding. In the case of a United States holder who is not required, and does not elect, to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such a non-electing holder who is not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such a short-term Original Issue Discount Note in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

  Under the Regulations, an accrual basis United States holder may elect to treat all interest on any Note as original issue discount and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States holder makes this election for a Note with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions described below, and the electing United States holder will be required to amortize bond premium or include market discount in income currently for all of the United States holder's other debt instruments with market discount or amortizable bond premium. The election is to be made for the taxable year in which the United States holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service. United States holders should consult with their own tax advisors about this election.

  For all debt instruments issued with contingent payments (e.g., certain payments of interest on Floating Rate Notes or Indexed Notes that are not paid or treated as paid at a qualified floating rate or an objective rate, as described above) the issuer must determine a projected payment schedule for the debt instrument as of the issue date and, based on such schedule (and the issue price), determine the instrument's projected yield and the daily portions of interest that accrue on the debt instrument (effectively, original issue discount). Such accruals will be required to be included in income even though, for example, contingent payments are not yet fixed. The projected payment schedule will contain all noncontingent payments and a projected amount for each contingent payment, all determined as of the instrument's issue date. Investors should consult their own tax advisors concerning the possible application of any regulations relating to contingent payments on the Notes.

  In the case of a Foreign Currency Note, a United States holder may elect to translate original issue discount (and, in the case of an accrual basis United States holder, accrued interest) into U.S. dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year (the "spot rate convention election"). Additionally, if a payment of accrued original issue discount or accrued interest is actually received within 5 business days of the last day of the accrual period or taxable year, an electing United States holder may instead translate such original issue discount or interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and will be irrevocable without the consent of the Internal Revenue Service. United States holders should consult with their own tax advisors about this election.

PREMIUM AND MARKET DISCOUNT

  A United States holder that purchases a Note, including an Original Discount Note, at a premium (defined under the Regulations as an amount paid in excess of all amounts payable on the instrument after the purchase other than qualified stated interest) is not subject to the original issue discount rules, and may elect to amortize the "amortizable bond premium" (defined generally under the Code as an amount paid in excess of the amount payable at maturity), in which case the amount required to be included in the United States holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the holder's yield to maturity) to such year. Any such election shall apply to all debt instruments (other than bonds the interest on which is excludable from gross income) held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and is irrevocable without the consent of the Internal Revenue Service.

  A United States holder that purchases an Original Discount Note at an acquisition premium (defined under the Regulations as an amount paid in excess of its adjusted issue price but less than or equal to all amounts payable on the instrument after the purchase other than qualified stated interest) is subject to the original issue discount rules, but proportionately reduces the daily portions of original issue discount includible in income to reflect the premium paid relative to issue price. In lieu of such offset, the holder may compute original issue discount accruals by treating the purchase price as the issue price and applying the constant yield method.

  In the case of premium on a Foreign Currency Note, a United States holder should calculate the amortizable premium in the foreign currency in which the
Note is denominated (or in which the payments are determined). Amortizable premium generally will reduce the United States holder's interest income measured in foreign currency. Foreign currency exchange gain or loss will be realized with respect to amortizable premium based on the difference between the spot exchange rate on the date the premium is paid to acquire the Note and the spot exchange rate on the date the premium is treated as being returned as part of the stated interest.

  If a subsequent purchaser of a Note disposes of such Note, holds it until maturity or receives a principal payment, the tax consequences are the same as described above, except that any gain upon a sale or other disposition (including certain nontaxable dispositions such as a gift and upon receipt of principal payments) will be recognized and treated as ordinary income to the extent of any "market discount" accrued for the period that such purchaser holds the Note. Such holder may instead elect to include market discount in income as it accrues. The United States holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note. Such holder may instead elect to include market discount in income as it accrues, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. Market discount will generally equal the excess, if any, of the adjusted basis that the Note would have in the hands of the original holder (or in the case of an Original Issue Discount Note, its issue price plus the aggregate amount of original issue discount previously accrued thereon) over the purchaser's basis in the Note immediately after such purchaser acquired the Note. In general, market discount on a Note will be treated as accruing ratably over the term of such Note, or at the election of the holder, under a constant yield method.

  Market discount on a Foreign Currency Note is determined in the foreign currency in which the Note is denominated (or in which the payments are determined). Accrued market discount that is not currently included in the holder's income will not result in exchange gain or loss. Exchange gain or loss with respect to accrued market discount currently includible in income is calculated in the same manner as exchange gain or loss with respect to accrued interest income, as described above.

CURRENCY INDEXED NOTES

  The federal income tax consequences relating to Currency Indexed Notes are unclear. Two possible approaches exist. Under one approach, the Currency Indexed Notes would constitute debt obligations of the Company for United States federal income tax purposes on which payments denominated as interest would be treated as such, no portion of the issue price of the Currency Indexed Notes would be separately allocated to the foreign exchange feature of the Currency Indexed Notes, and gain or loss recognized by a United States holder on the sale or retirement of a Currency Indexed Note which is attributable to changes in exchange rates would be treated as ordinary income or loss, and not as interest income or expense except as provided in Temporary Treasury Regulation Section 1.861-9T or in future regulations or administrative pronouncements.

  A second approach would be to treat a Currency Indexed Note as subject to the contingent payment rules contained in the Proposed Regulation, described above under "Original Issue Discount," because the principal amount payable with respect to a Currency Indexed Note may vary depending upon the foreign exchange feature. If a Currency Indexed Note were treated as a contingent debt instrument subject to the Proposed Regulations, a projected payment schedule including the contingent and noncontingent payments would have to be determined and the excess of such payments over the issue price of such Note would have to be accrued in income over such schedule in advance of the receipt of such payments.

  The United States federal income tax treatment of payments with respect to Currency Indexed Notes may differ under future regulations from the treatment discussed above with respect to other Notes denominated in a foreign currency if Currency Indexed Notes are considered to be debt instruments denominated in more than one currency. Persons considering the purchase of Currency Indexed Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES ALIEN HOLDERS

  In the opinion of Katten Muchin & Zavis, special tax counsel to the Company, under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

    (i) interest and principal payments, including premium, and original issue discount on an Original Issue Discount Note (as defined above), made by the Company or any of its paying agents on a Note to any holder which is a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust (a "United States Alien") will not be subject to United States withholding tax, provided that in the case of original issue discount or interest, (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, (d) the interest is not contingent interest for this purpose, and (e) either (1) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States person (as defined above) and provides its name and address or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note on behalf of the beneficial owner certifies to the Company or its agent, under penalty of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

    (ii) a holder of a Note who is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Note if such gain is not effectively connected with the conduct of a United States trade or business and, in the case of a United States Alien holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized; and

    (iii) a Note held by an individual who at the time of death is not a citizen or resident of the United States (including its territories, possessions and other areas subject to its jurisdiction, such as the Commonwealth of Puerto Rico) will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, the interest is not contingent interest for this purpose, and at the time of the individual's death, payments with respect to the Note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

  The opinion of counsel as set forth above is based on laws, regulations, rulings and decisions in effect as of the date of this Prospectus Supplement. Subsequent developments in these areas could have a material effect on the opinion. Purchasers of a Note should consult their own tax advisors with respect to their particular circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under current United States federal income tax law, a 31% "backup" withholding tax is applied to certain interest and principal payments (including premium and original issue discount) made to, and to the proceeds of sales before maturity by, certain United States persons if such persons fail to supply taxpayer identification numbers and other information. In addition, certain persons making such payments are required to submit information returns to the United States Treasury Department with regard to those payments. Backup withholding and information reporting, however, generally do not apply to any such payments made to certain "exempt recipients" such as corporations. Under current law, backup withholding and information reporting will not apply to interest and principal payments (including premium and original issue discount) made by the Company or any of its paying agents on a Note if the Company or such paying agents, as the case may be, receive the certification described in section (i)(e) under "United States Alien Holders" above and do not have actual knowledge that the payee is a United States person, and in the case of principal payments (including premium), receive certification from the payee as to the absence of the conditions set forth in section (ii) under "United States Alien Holders" above.

  Under current regulations, payments on the sale, exchange or retirement of a Note to or through a foreign office of a broker will not be subject to backup withholding. Such payments, however, will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              PLAN OF DISTRIBUTION

  Under the terms of a Distribution Agreement between the Company and each of the Agents, the Notes are being offered on a continuous basis by the Company through the Agents, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens, Inc., Chase Securities Inc., Citicorp Securities, Inc., Credit Suisse First Boston Corporation, First Chicago Capital Markets, Inc., Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Securities Inc., each of whom has agreed to use its reasonable best efforts to solicit offers to purchase Notes. The Company will pay each Agent a commission, in the form of a discount, of .125% to .750% of the principal amount of each Note sold through such Agent, depending upon the maturity of the Note. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company.

  Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined at the time of sale by such Agent, or otherwise, or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price reoffering), concession and discount may be changed.

  The Company may also sell Notes directly on its behalf to investors other than the Agents. In the case of such sales made directly by the Company, no commission will be payable to any of the Agents.

  During and after offerings of the Notes, the Agents may purchase and sell offered Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases of Notes to cover short positions created in connection with such offerings. The Agents also may impose penalty bids, whereby selling concessions allowed to other broker-dealers in respect of the Notes sold in such offerings for their account may be reclaimed by the Agents if such securities are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market prices of such Notes, which may be higher than the prices that would otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

  The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject, in whole or in part, any offer to purchase Notes received by it.

  No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but no Agent is obligated to do so. Any Agent that makes a market in the Notes may discontinue market-making at any time without notice. There can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for any of the Notes. See "Risk Factors--Structure Risks."

  Each of the Agents and certain affiliates thereof engage in transactions with, and perform services, for the Company in the ordinary course of business.

  The Company has agreed to indemnify each Agent against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments such Agent may be required to make in respect thereof. Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act. The Company has also agreed to reimburse the Agents for certain expenses.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Notes will be passed upon for the Company by Mark J. Ohringer, Esq., Associate General Counsel of the Company, and for the Agents by Katten Muchin & Zavis, Chicago, Illinois. Katten Muchin & Zavis from time to time acts as counsel in certain matters for the Company and certain of its subsidiaries. Katten Muchin & Zavis, Chicago, Illinois will also act as special tax counsel to the Company with respect to the Notes.

                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-38545

PROSPECTUS


LOGO                        HELLER FINANCIAL, INC.

                                DEBT SECURITIES
                     WARRANTS TO PURCHASE DEBT SECURITIES
                            SENIOR PREFERRED STOCK

                                ---------------

  Heller Financial, Inc. (the "Company") may from time to time offer unsecured debt securities (the "Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness, in one or more series, or warrants to purchase Debt Securities ("Warrants"), or shares of senior preferred stock, $.01 par value per share (the "Senior Preferred Stock"), in one or more series (the Debt Securities, Warrants and Senior Preferred Stock being hereinafter collectively referred to as the "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $3,000,000,000, or the equivalent thereof if any of the Securities are designated in a foreign currency or foreign currency unit, at prices and on terms to be determined at or prior to the time of sale. The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of, and premium, if any, and interest, if any, on, the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units.

  Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), together with the terms of the offering of such Securities, the initial price of such Securities and the net proceeds to the Company from their sale. Without limitation, the Prospectus Supplement will set forth the following: (i) in the case of Debt Securities, the specific designation, ranking as senior, subordinated or junior subordinated debt, aggregate principal amount, maturity, rate (or method of calculation) of any interest and dates for payment thereof, currency or currencies or currency unit or currency units for which the Debt Securities may be purchased, currency or currencies or currency unit or currency units in which principal, premium, if any, and interest, if any, is payable, authorized denominations, tax consequences, any exchangeability, conversion, redemption, prepayment or sinking fund provisions and additional covenants, conditions and events of default, if any; (ii) in the case of Warrants, the designation and terms of the Debt Securities purchasable upon exercise of the Warrants, the designation and terms of any Debt Securities with which the Warrants are issued, the exercise price, the duration and detachability from any related Debt Securities; and (iii) in the case of Senior Preferred Stock, the designation, number of shares, liquidation preference per share, dividend rate (or method of calculation thereof), dates on which dividends, if any, shall be payable and from which dividends shall accrue, voting rights, if any, any redemption or sinking fund provisions, and any conversion or exchange rights.

  The Company has not yet determined whether any Securities offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

  The Securities may be offered directly to purchasers, to or through underwriters, dealers or agents, as designated from time to time, or through a combination of any such methods. If any underwriters, dealers or agents are involved in the offering of the Securities, then the names of such underwriters, dealers or agents and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution." Except as otherwise provided in a Prospectus Supplement, the net proceeds to the Company from any offering will be added to the general funds of the Company. See "Use of Proceeds."

                                ---------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is October 30, 1997.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

  In this Prospectus and any Prospectus Supplement references to "dollar" and "$" are to United States dollars, and the term "United States" or "U.S." means the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus, or in the documents incorporated by reference herein, as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of the Company are listed on the New York Stock Exchange, and reports and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of reports, proxy and information statements and other information regarding registrants that file electronically (including the Company) are available on the Commission's Web Site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (2) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997; and

    (3) The Company's Current Reports on Form 8-K dated January 27, 1997, April 3, 1997, April 22, 1997, July 24, 1997 and October 22, 1997.

  All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of any offering of the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to: Treasurer, Heller Financial, Inc., 500 West Monroe Street, Chicago, Illinois 60661 (telephone (312) 441-7000).

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

  This Prospectus contains, any Prospectus Supplement will contain, and the documents incorporated by reference herein contain or will contain certain "forward-looking statements" (as defined in Section 27A of the Securities Act) that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Wherever possible, the Company has identified these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects" and similar expressions. These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include, but are not limited to, the following: (1) the results of the Company's efforts to implement its business strategy; (2) the effect of economic conditions and the performance of borrowers; (3) actions of the Company's competitors and the Company's ability to respond to such actions; (4) the cost of the Company's capital, which depends in part on the Company's portfolio quality, ratings, prospects and outlook; and (5) changes in governmental regulations, tax rates and similar matters. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

GENERAL

  The Company was incorporated in 1919 under the laws of the State of Delaware and is engaged in various aspects of the commercial finance business. The Company and its consolidated subsidiaries employ approximately 2,300 people. The Company's executive offices are located at 500 West Monroe Street, Chicago, Illinois 60661 (telephone: (312) 441-7000). Unless the context indicates otherwise, references to the Company include Heller Financial, Inc. and its consolidated subsidiaries.

  The Company is a diversified financial services company which provides a broad array of commercial financial products and services primarily to middle-market companies in the United States and internationally. The Company provides its products and services through five product categories: (i) asset based finance, (ii) cash flow lending, (iii) real estate finance, (iv) international asset based finance and factoring and (v) specialized finance. The middle-market segment served includes entities primarily in the manufacturing and service sectors with annual sales in the range of $15 million to $200 million and in the real estate sector with property values generally in the range of $5 million to $40 million.

  The Company's emphasis has been to grow the lower risk asset based finance businesses, maintain significant franchises in corporate finance and real estate finance and continue to grow its international asset based lending businesses. The asset based businesses have developed to become the largest product category in assets and revenues. Earnings quality has been strengthened through the growth in the asset based businesses, which provide more consistent revenue streams and produce lower and less volatile credit quality costs. The Company manages asset quality through the use of disciplined underwriting standards and aggressive account management techniques. The underwriting standards and credit disciplines employed on the post-1990 corporate finance and real estate finance portfolios have resulted in strong credit quality for these portfolios. In addition, the Company continues to significantly reduce its pre-1990 corporate finance and real estate finance portfolios. The Company has maintained a conservative capital structure with substantial equity, low leverage and moderate reliance for funding on the commercial paper market.

PRODUCT CATEGORIES

  The Company offers a wide range of financial products and services to its customers through five product categories.

 Asset Based Finance

  Asset based financing is offered by six distinct product groups: Heller Current Asset Management ("Current Asset Management"), Heller Business Credit ("Business Credit"), Heller Equipment Finance and Leasing ("Equipment Finance and Leasing"), Heller Vendor Finance ("Vendor Finance"), Heller First Capital ("First Capital") and Heller Sales Finance ("Sales Finance").

  Current Asset Management provides working capital financing, receivables management and credit protection to companies in a broad range of industries. Current Asset Management is the fourth largest domestic factor in the United States and is the Company's oldest business with over 50 years of operations. The group offers factoring services to over 600 clients and 80,000 customers, primarily in the apparel, textile, houseware, transportation and home furnishings industries. In return for a commission, the group purchases the client's accounts receivables and provides collection, credit protection and management information services. Working capital is provided by advancing on a formula basis a percentage of the purchase price of the client's factored accounts receivables. Current Asset Management also provides advances against inventory on a formula basis.

  Business Credit provides asset based working capital and term financing to middle market companies for refinancings, recapitalizations, acquisitions, seasonal borrowing, debtor-in-possession (DIP) and post-DIP transactions through senior loans secured primarily by accounts receivable and inventory. The group provides financing to manufacturers, retailers, wholesalers, distributors, exporters and service firms. The group also serves as co-lender or participant in transactions agented by other asset-based lenders. Revolving credit facilities and term loans are generally cross-collateralized. The Company protects its position against deterioration of a borrower's performance by using established advance rates against eligible collateral. Transaction sizes range from $5 million to $75 million, and the group utilizes syndication capabilities to lower the average retained transaction size to approximately $20 million in commitments and $10 million in fundings.

  Equipment Finance and Leasing is comprised of four direct origination finance divisions: Heller Commercial Equipment Finance ("Commercial Equipment Finance"), Heller Aircraft Finance ("Aircraft Finance"), Heller Public Finance ("Public Finance") and Heller Industrial Equipment Finance ("Industrial Equipment Finance"). Commercial Equipment Finance provides leasing and financing programs to a diverse group of middle market companies collateralized by equipment for expansion, replacement or modernization or to refinance existing equipment obligations. Typically, the equipment is essential to the operations of the borrower, and the amount financed is generally not a substantial part of the borrower's capital structure. Commercial Equipment Finance serves various markets, including transportation, supermarket, manufacturing, energy, restaurant and food processing. Transaction sizes generally range from $500,000 to $15 million, with terms ranging from three to ten years and an average transaction size in 1996 of approximately $4 million. Aircraft Finance offers financing for commercial aircraft and aircraft engines through operating leases and senior and junior secured loans. Transaction sizes range from $5 million to $40 million, with terms ranging from five to fifteen years and an average transaction size in 1996 of approximately $13 million. During 1996, the Company formed Public Finance to provide equipment and project/facility financing to state and local governments and Industrial Equipment Finance to provide collateral based equipment financing to smaller middle market companies in the machine tool, construction, printing and trucking industries. The targeted average transaction size is approximately $2 million for Public Finance and less than $1 million for Industrial Equipment Finance.

  Vendor Finance provides customized equipment leasing and financing programs to manufacturers and distributors of a wide variety of commercial, industrial and technology based products. These services, offered through approximately 75 programs with manufacturers and vendors, are established to finance sales to end users. Transactions under these programs generally have partial or in some cases full recourse to the vendor. The group serves the financing needs of the machining, graphic arts, information technology, energy management, healthcare, communication and food processing markets. Transaction sizes range from $50,000 to approximately $3 million, with an average transaction size in 1996 of approximately $150,000. The group also provides capital to independent finance and leasing companies.

  First Capital provides long-term financing to independent small businesses and franchises under the United States Small Business Administration ("SBA") loan programs. First Capital is one of the largest participants in the SBA's 7(A) loan program under which up to 80% of each loan is guaranteed by the SBA. The Company also makes loans under the SBA's 504 program. These loans are senior to an accompanying SBA loan and have an average loan to collateral value of 50%. First Capital's SBA 7(A) and 504 loans include financing for real estate acquisition, refinancing or construction financing, equipment or business acquisition, permanent working capital for expansion efforts and debt consolidation. The guaranteed portions of the SBA 7(A) loans are sometimes sold in the secondary market, with servicing rights retained by First Capital. Transaction sizes generally range from $50,000 to $2 million, with an average transaction size in 1996 of approximately $400,000.

  Sales Finance provides financing, primarily through senior lines and, to a lesser extent, subordinated debt to originators of consumer receivables. Financing is primarily provided for vacation ownership, home equity and improvement, non-prime auto, security alarm monitoring contracts and municipal tax liens. Sales Finance is a major capital source in the United States in the vacation ownership industry. Transaction sizes generally range from $3 million to $25 million, with an average transaction size in 1996 of approximately $7 million.

 Cash Flow Lending

  Heller Corporate Finance ("Corporate Finance") is a leading provider of middle market financing based on the cash flows underlying a client's business. This lending is generally provided through coordination with private equity sponsors and includes the financing of corporate recapitalizations, refinancings, expansions, acquisitions and buy-outs of publicly and privately held entities in a wide variety of industries. Loans are provided on both a term and revolving basis for periods of up to ten years and are typically collateralized by senior liens on the borrower's stock or assets or both. Transactions may also include some unsecured or subordinated financings or modest non-voting equity investments. The group also serves as co-lender or participant in transactions agented by other asset based lenders. Transaction sizes range from $5 million to $50 million, and the group utilizes syndication capabilities to lower the average retained transaction size to approximately $16 million in commitments and $9 million in fundings for 1996. Corporate Finance also invests in equity funds generally originated by equity sponsors.

 Real Estate Finance

  Heller Real Estate Financial Services ("Real Estate Finance") specializes in providing financing products to real estate owners, investors and developers, primarily for the acquisition, refinancing and renovation of commercial income-producing properties in a wide range of property types and geographic areas. The group is one of the nation's largest providers of loans secured by manufactured housing communities and self-storage facility property types to be sold in the capital markets through a commercial mortgage securitization. The group also offers financing for discounted loan portfolio acquisitions, single family housing developments, credit sale-leasebacks and to be built properties with credit tenants. The group also holds investments in acquisition, development and construction transactions, as well as certain available for sale debt securities. Loans generally have terms ranging from one to five years and are principally collateralized by first mortgages. Transaction sizes generally range from $1 million to $15 million, with an average transaction size in 1996 of approximately $3 million.

 International Asset Based Finance and Factoring

  Heller International Group, Inc. ("Heller International") offers financial products through commercial finance subsidiaries and joint ventures in 18 countries in Europe, Asia/Pacific and Latin America. The joint ventures and subsidiaries primarily provide factoring, asset based financing and receivables management services, and also make loans for acquisition financing, leasing, vendor finance and/or trade finance programs, primarily to small and mid-sized businesses outside the United States. Heller International also makes modest investments in international equity funds.

  On April 2, 1997, Heller International purchased the interest of its joint venture partner in Factofrance Heller S.A. ("Factofrance") for $174 million. As a result, Heller International increased its ownership interest in Factofrance from 48.8% to 97.6%. Heller International has held an interest in Factofrance for over 30 years, using the equity method of accounting for its previous ownership position. Factofrance, founded in 1965, is the leading factoring company in the French marketplace. Factofrance is headquartered in Paris and has seven regional sales offices covering local markets.

 Specialized Finance

  Heller Project Finance, formerly known as Project Investment and Advisory Division, consists of transactions in project finance offering financing to independent power producers and industrial projects in the oil and gas, coal, mining, paper and environmental industries. Financing is provided in the form of senior and junior secured loans and equity investments. Transaction sizes generally range from $5 million to $25 million, and terms range from seven to 15 years.

SYNDICATION, SECURITIZATION AND LOAN SALE ACTIVITIES

  A key element of the Company maintaining strong asset quality is its focus on managing exposure to individual credits and industry concentrations. A major part of the effort is syndicating loans or selling participations to control the concentration of credit risk. The Company has established syndication programs in most of its businesses, with receivable syndications and participations totaling $453 million during 1996. In addition, Real Estate Finance originates loans to manufactured housing communities, self storage facilities and multi-tenant industrial property types, which may be sold as whole loans or in the capital markets through a commercial mortgage securitization. Other business groups also originate receivables which may be sold as whole loans or through a securitization to take advantage of market pricing and to reduce concentrations of credit risk. During 1996, the Company had loan sales totaling $304 million. Through September 30, 1997, the Company sold through securitization $268 million of loans and leases originated in its Equipment Finance and Leasing and Vendor Finance businesses and $505 million of mortgage loans originated in its Real Estate Finance business.

OWNERSHIP

  All of the outstanding Common Stock of the Company is owned by Heller International Corporation (the "Parent"), a wholly-owned subsidiary of The Fuji Bank, Limited ("Fuji Bank"), headquartered in Tokyo, Japan. Fuji Bank also directly owns 21% of the outstanding shares of Heller International, a consolidated subsidiary of the Company engaged in international factoring and asset based financing activities. Fuji Bank is one of the largest banks in the world, with total deposits of approximately $311.4 billion at March 31, 1997. For a discussion of the Keep Well Agreement between Fuji Bank and the Company, see "Keep Well Agreement with Fuji Bank" below.

  The following table summarizes selected financial data obtained from Fuji Bank's most recent available financial statements, as prepared in accordance with accounting principles generally accepted in Japan, which differ from generally accepted accounting principles in the United States.

                             THE FUJI BANK, LIMITED
                      (CONSOLIDATED FINANCIAL STATEMENTS)

                                       YEAR ENDED MARCH 31,
                         --------------------------------------------------
                                   1997                     1996
                         ------------------------ -------------------------
                              YEN       DOLLARS*       YEN        DOLLARS*
                          (BILLIONS)   (MILLIONS)  (BILLIONS)    (MILLIONS)
                         ------------- ---------- -------------  ----------
Total Assets............ (Yen)56,211.2 $452,950.5 (Yen)54,401.4  $511,531.8
Total Deposits..........      38,649.5  311,438.2      37,280.4   350,544.2
Total Liabilities.......      54,276.8  437,363.5      52,764.8   496,142.9
Total Stockholders'
 Equity.................       1,934.3   15,587.0       1,636.1    15,388.9
Net Income..............         109.0      878.7        (325.4)   (3,059.9)

--------
*Rates of Exchange: 3/31/97 (Yen) 124.10 = U.S. $1.00
                3/31/96 (Yen) 106.35 = U.S. $1.00

If the financial statements from which the numbers in the foregoing table were taken had been prepared in accordance with accounting principles generally accepted in the United States, some of the amounts shown might have been materially different. The Company currently understands that accounting principles generally accepted in Japan differ from generally accepted accounting principles in the United States in various areas including the following: valuation of securities; accounting treatment of guarantees, commitments, unearned income, deferred taxes, leases, depreciation, foreign currency transactions and investments in subsidiaries, and creation and maintenance of optional and required reserves.

KEEP WELL AGREEMENT WITH FUJI BANK

  The Company entered into a Keep Well Agreement (as amended from time to time, the "Keep Well Agreement") with Fuji Bank on April 23, 1983 in order to assist the Company in maintaining its credit rating. The Keep Well Agreement was amended and supplemented on January 26, 1984, in connection with the consummation of the purchase of the Company by Fuji Bank and has been amended since that date from time to time. Most recently, on June 17, 1997, the Keep Well Agreement was amended in connection with the Company's offering of its Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series B, $.01 par value ("Series B Preferred Stock"). The Keep Well Agreement shall not be terminated prior to the date (the "Termination Date") which is the earlier of
(i) December 31, 2007 and (ii) the date on which the Company has received written certifications from Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P") that, upon termination of the Keep Well Agreement, the ratings on the Company's senior unsecured indebtedness without the support provided by the Keep Well Agreement will be no lower than such ratings with the support of the Keep Well Agreement, but in no event shall the Termination Date be earlier than December 31, 2002. In addition, the Keep Well Agreement includes certain restrictions on termination relating to the Company's 8 1/8% Cumulative Perpetual Senior Preferred Stock, Series A, $.01 par value ("Series A Preferred Stock"), the Series B Preferred Stock and any fixed rate noncumulative perpetual Senior Preferred Stock issued in exchange for the Series B Preferred Stock ("B Exchange Preferred Stock"), which restrictions are discussed below.

  The Keep Well Agreement provides that Fuji Bank will maintain the Company's net worth in an amount equal to $500 million. Accordingly, if the Company should determine, at the close of any month, that its net worth is less than $500 million, then Fuji Bank will purchase, or cause one of its subsidiaries to purchase, shares of the Company's NW Preferred Stock, Class B, no par value ("NW Preferred Stock"), in an amount necessary to increase the Company's net worth to $500 million. The NW Preferred Stock is a series of the Company's preferred stock, no par value per share ("Junior Preferred Stock"), and, accordingly, if and when issued will rank junior to the Series A Preferred Stock, Series B Preferred Stock, any B Exchange Preferred Stock and any other Senior Preferred Stock issued by the Company in the future (including any Senior Preferred Stock offered hereby) as to payment of dividends, and in all other respects. If and when the NW Preferred Stock is issued, dividends thereon will be noncumulative and will be payable (if declared) quarterly at a rate per annum equal to 1% over the three-month London Inter-bank Offered Rate. Such dividends will not be paid during a default in the payment of principal or interest on any of the outstanding indebtedness for money borrowed by the Company. Subject to certain conditions, the NW Preferred Stock will be redeemable, at the option of the holder, within a specified period of time after the end of a calendar quarter in an aggregate amount not greater than the excess of the net worth of the Company as of the end of such calendar quarter over $500 million. See "Description of Existing Preferred Stock--NW Preferred Stock."

  The Keep Well Agreement further provides that if the Company should lack sufficient cash, other liquid assets or credit facilities to meet its payment obligations on its commercial paper, then Fuji Bank will lend the Company up to $500 million (the "Liquidity Commitment"), payable on demand, which the Company may use only for the purpose of meeting such payment obligations. Any such loan by Fuji Bank to the Company (a "Liquidity Advance") will bear interest at a fluctuating interest rate per annum equal to the announced prime commercial lending rate of Morgan Guaranty Trust Company of New York plus 0.25% per annum. Each Liquidity Advance will be repayable on demand at any time after the business day following the 29th day after such Liquidity Advance was made. No repayment of the Liquidity Advance will be made during a period of default in the payment of the Company's senior indebtedness for borrowed money.

  No Liquidity Advances or purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement; other infusions of capital in the Company have been made by the Parent, the last one of which occurred in 1992.

  Under the Keep Well Agreement, the Company has covenanted to maintain, and Fuji Bank has undertaken to assure that the Company will maintain, unused short-term lines of credit, asset sales facilities and committed credit facilities in an amount approximately equal to 75% of the amount of its commercial paper obligations from time to time outstanding. In addition, under the Keep Well Agreement, neither Fuji Bank nor any of its subsidiaries can sell, pledge or otherwise dispose of shares of Common Stock of the Company, or permit the Company to issue shares of its Common Stock, except to Fuji Bank or a Fuji Bank affiliate.

  Neither Fuji Bank nor the Company is permitted to terminate the Keep Well Agreement for any reason prior to the Termination Date. After the Termination Date, either Fuji Bank or the Company may terminate the Keep Well Agreement upon 30 business days' prior written notice, except as set forth below. So long as the Series A Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless the Company has received written certifications from Moody's and S&P that upon such termination the Series A Preferred Stock will be rated by them no lower than "a3" and "A-1," respectively. Additionally, so long as the Series B Preferred Stock or B Exchange Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless the Company has received written certifications from Moody's and S&P that upon such termination the Series B Preferred Stock or B Exchange Preferred Stock, as the case may be (or both the Series B Preferred Stock and B Exchange Preferred Stock if both are then outstanding), will be rated no lower than "baa1" and "BBB" by Moody's and S&P, respectively. For these purposes, the Series A Preferred Stock, Series B Preferred Stock or B Exchange Preferred Stock will no longer be deemed outstanding at such time as an effective notice of redemption of all of the Series A Preferred Stock, Series B Preferred Stock or B Exchange Preferred Stock, as the case may be, shall have been given by the Company and funds sufficient to effectuate such redemption shall have been deposited with the party designated for such purpose in the notice. So long as the Series A Preferred Stock is outstanding, if both Moody's and S&P shall discontinue rating the Series A Preferred Stock, then Goldman, Sachs & Co., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency. So long as the Series A Preferred Stock is no longer outstanding but the Series B Preferred Stock or B Exchange Preferred Stock is outstanding, if both Moody's and S&P shall discontinue rating the Series B Preferred Stock or B Exchange Preferred Stock, as the case may be, then Lehman Brothers Inc., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency. Any termination of the Keep Well Agreement by the Company must be consented to by Fuji Bank. Any such termination will not relieve the Company of its obligations in respect of any NW Preferred Stock outstanding on the date of termination or the dividends thereon, any amounts owed in respect of Liquidity Advances on the date of termination or the unpaid principal or interest on those Liquidity Advances or Fuji Bank's fee relating to the Liquidity Commitment. Any such termination will not adversely affect the Company's commercial paper obligations outstanding on the date of termination. The Keep Well Agreement can be modified or amended by a written agreement of Fuji Bank and the Company. However, no such modification or amendment may change the prohibition against termination before the Termination Date or the other restrictions on termination or adversely affect the Company's then-outstanding commercial paper obligations.

  Under the Keep Well Agreement, the Company's commercial paper obligations and any other debt instruments are solely the obligations of the Company. The Keep Well Agreement is not a guarantee by Fuji Bank of the payment of the Company's commercial paper obligations, indebtedness, liabilities or obligations of any kind.

                                USE OF PROCEEDS

  Except as otherwise provided in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be available for the repayment of short-term borrowings and for other corporate purposes. From time to time, the Company may engage in additional public or private financings of a character and amount that the Company may deem appropriate.

                            SELECTED FINANCIAL DATA

  The following selected financial data of the Company and its consolidated subsidiaries have been derived from information contained in, and should be read in conjunction with, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1997. The data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1996 are derived from the audited consolidated financial statements of the Company and its subsidiaries. The data presented below for, and as of the end of, the six months ended June 30, 1997 and 1996 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods.

                              FOR THE SIX
                              MONTHS ENDED
                                JUNE 30,     FOR THE YEAR ENDED DECEMBER 31,
                             -------------- ----------------------------------
                              1997    1996   1996   1995   1994   1993   1992
                             ------- ------ ------ ------ ------ ------ ------
                                           (DOLLARS IN MILLIONS)
Income Statement Data:
 Interest income............ $   446 $  400 $  807 $  851 $  702 $  620 $  634
 Interest expense...........     247    223    452    464    336    264    295
                             ------- ------ ------ ------ ------ ------ ------
   Net interest income......     199    177    355    387    366    356    339
 Fees and other income......      79     37     79    148    117     88     52
 Factoring commissions......      43     26     55     50     53     50     49
 Income of international
  joint ventures............      19     20     44     35     21     23     26
                             ------- ------ ------ ------ ------ ------ ------
   Operating revenues.......     340    260    533    620    557    517    466
 Operating expenses.........     152    119    247    216    195    174    169
 Provision for losses.......      56     49    103    223    188    210    252
                             ------- ------ ------ ------ ------ ------ ------
   Income before income
    taxes, minority interest
    and change in accounting
    principle...............     132     92    183    181    174    133     45
 Income tax
  provision/(benefit).......      45     21     43     49     51     11     (5)
 Minority interest in
  income of Heller
  International Group,
  Inc.......................       4      2      7      7      5      5      3
                             ------- ------ ------ ------ ------ ------ ------
   Income before change in
    accounting principle....      83     69    133    125    118    117     47
 Cumulative effect of a
  change in accounting
  principle for income
  taxes.....................     --     --     --     --     --     --      41
                             ------- ------ ------ ------ ------ ------ ------
   Net income............... $    83 $   69 $  133 $  125 $  118 $  117 $   88
                             ======= ====== ====== ====== ====== ====== ======
   Common dividends paid.... $    28 $   24 $   56 $   52 $   20 $  --  $  --
                             ======= ====== ====== ====== ====== ====== ======
                                JUNE 30,               DECEMBER 31,
                             -------------- ----------------------------------
                              1997    1996   1996   1995   1994   1993   1992
                             ------- ------ ------ ------ ------ ------ ------
                                           (DOLLARS IN MILLIONS)
Balance Sheet Data:
 Receivables................ $10,109 $8,167 $8,529 $8,085 $7,616 $7,062 $7,465
 Allowance for losses of
  receivables...............     250    230    225    229    231    221    224
 Investments................     881    771    805    693    634    370    280
 Investment in
  international joint
  ventures..................     193    235    272    233    174    144    140
 Total assets............... $11,608 $9,475 $9,926 $9,638 $8,476 $7,913 $7,952
                             ======= ====== ====== ====== ====== ====== ======
 Senior debt:
   Commercial paper and
    short-term borrowings... $ 3,826 $2,440 $2,745 $2,223 $2,451 $1,981 $2,422
   Notes and debentures.....   4,600  4,768  4,761  5,145  3,930  3,893  3,521
 Junior subordinated debt...     --     --     --     --     --      75    225
                             ------- ------ ------ ------ ------ ------ ------
   Total debt............... $ 8,426 $7,208 $7,506 $7,368 $6,381 $5,949 $6,168
                             ======= ====== ====== ====== ====== ====== ======
 Total liabilities.......... $ 9,907 $7,997 $8,402 $8,208 $7,107 $6,625 $6,777
 Preferred stock............     275    150    150    150    150    150    150
 Common equity..............   1,368  1,276  1,317  1,234  1,180  1,103    994
                             ------- ------ ------ ------ ------ ------ ------
   Total stockholders'
    equity.................. $ 1,643 $1,426 $1,467 $1,384 $1,330 $1,253 $1,144
                             ======= ====== ====== ====== ====== ====== ======
 Ratio of commercial paper
  and short-term borrowings
  to total debt.............     45%    34%    37%    30%    38%    33%    39%
                             ======= ====== ====== ====== ====== ====== ======
 Ratio of debt (net of
  short-term investments)
  to total stockholders'
  equity....................    5.0x   4.8x   5.0x   5.0x   4.7x   4.7x   5.4x
                             ======= ====== ====== ====== ====== ====== ======

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company and its consolidated subsidiaries for the periods indicated.

                                      FOR THE SIX
                                        MONTHS
                                      ENDED JUNE   FOR THE YEAR ENDED DECEMBER
                                          30,                  31,
                                      ----------- -----------------------------
                                      1997  1996  1996  1995  1994  1993  1992
                                      ----- ----- ----- ----- ----- ----- -----
Ratio of earnings to fixed
 charges(1).......................... 1.53x 1.41x 1.40x 1.38x 1.51x 1.49x 1.15x
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends(2)........................ 1.48x 1.36x 1.35x 1.34x 1.44x 1.43x 1.14x

--------
(1) The ratio of earnings to fixed charges is calculated by dividing (i) income before income taxes, the minority interest in Heller International income and fixed charges by (ii) fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals (approximate portion representing interest).
(2) The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing (i) income before income taxes, the minority interest in Heller International income and fixed charges by (ii) fixed charges plus preferred stock dividends.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the indentures under which the Debt Securities are to be issued. The particular terms of each issue of Debt Securities (the "Offered Debt Securities"), as well as any modifications or additions to such general terms that may apply in the case of such Offered Debt Securities, will be described in the Prospectus Supplement relating to such Offered Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

  The Debt Securities will be unsecured general obligations of the Company, and may be senior Debt Securities ("Senior Debt Securities"), subordinated Debt Securities ("Subordinated Debt Securities") or junior subordinated Debt Securities ("Junior Subordinated Debt Securities"). None of the Company's outstanding Debt Securities are, and none of the Debt Securities will be, guaranteed by Fuji Bank. The Senior Debt Securities will be issued under an indenture dated as of September 1, 1995, as amended, between the Company and State Street Bank and Trust Company ("State Street"), as successor to Shawmut Bank Connecticut, National Association ("Shawmut"), as trustee (such indenture, as at any time amended, being referred to herein as the "Senior Indenture"); the Subordinated Debt Securities will be issued under an indenture dated as of September 1, 1995, as amended, between the Company and State Street, as successor to Shawmut, as trustee (such indenture, as at any time amended, being referred to herein as the "Subordinated Indenture"); and the Junior Subordinated Debt Securities will be issued under an indenture dated as of September 1, 1995, as amended, between the Company and State Street, as successor to Shawmut, as trustee (such indenture being referred to as the "Junior Subordinated Indenture"). The Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The trustee under each Indenture (and any successor thereto under each Indenture) is referred to herein as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. All section references appearing herein are to sections of the applicable Indenture or Indentures, and capitalized terms not defined herein shall have the meanings ascribed to them in the applicable Indenture or Indentures. Wherever particular provisions of the Indentures are referred to, such provisions are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Copies of the Senior Indenture, the Subordinated Indenture and the

Junior Subordinated Indenture have been filed with the Commission as exhibits to the Registration Statement and are available from the offices of the Commission as referred to under "Available Information."

  There is no requirement that future issues of debt securities of the Company be issued under any of the Indentures, and the Company will be free to employ other indentures or documentation containing provisions different from those included in the Indentures or applicable to one or more issues of Offered Debt Securities, in connection with future issues of such other debt securities.

PROVISIONS APPLICABLE TO SENIOR, SUBORDINATED AND JUNIOR SUBORDINATED DEBT SECURITIES

 General

  Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, and may be denominated in any currency or currency unit, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture. (Section 3.01). Each Indenture also provides that there may be more than one Trustee under such Indenture, each with respect to one or more series of Debt Securities. The Trustee under any Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series. (Section 8.10). If two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the same Indenture, each such Trustee shall be a Trustee of a trust under such Indenture separate and apart from the trust administered by any other such Trustee (Section 8.11), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under such Indenture.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered hereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities and whether such Offered Debt Securities will be Senior Debt, Subordinated Debt or Junior Subordinated Debt; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the percentage of their principal amount for which the Offered Debt Securities will be issued; (iv) the date or dates on which the principal of (and premium, if any, on) the Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) per annum, or the method by which such rate or rates shall be determined, at which the Offered Debt Securities will bear interest, if any; (vi) if other than U.S. Dollars, the currency or currencies or currency unit or units for which the Offered Debt Securities may be purchased and the currency or currencies or currency unit or units in which the principal of, and premium, if any, and interest, if any, on, such Offered Debt Securities may be payable; (vii) the date or dates from which any such interest will accrue, the date or dates on which any such interest will be payable and the regular record dates for such interest payments; (viii) the place or places where the principal of, and premium, if any, and interest, if any, on, the Offered Debt Securities will be payable; (ix) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise, if the Company is to have such an option, and whether any special terms and conditions of redemption shall apply if the Offered Debt Securities are Registered Securities (as hereinafter defined) or Unregistered Securities (as hereinafter defined); (x) the obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (xi) the terms for conversion or exchange, if any; (xii) any Events of Default with respect to the Offered Debt Securities in addition to those set forth under "Events of Default, Notice and Waiver" below; (xiii) the securities exchange or market, if any, on which the Offered Debt Securities will be listed; and (xiv) any other terms of the Offered Debt Securities not inconsistent with the provisions of the respective Indenture.

  The Company will comply with Rule 14e-1 promulgated under the Exchange Act, and any other tender offer rules under the 1934 Act which may then be applicable in connection with any obligation of the Company to purchase Offered Debt Securities at the option of the Holders thereof. Any such obligation applicable to an issue of Securities will be described in the Prospectus Supplement relating thereto.

  The Debt Securities may be issued in fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons ("Registered Securities") or in bearer form with or without coupons ("Unregistered Securities"). The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement. The specific depositary arrangement with respect to a series of Offered Debt Securities or any part thereof will be described in the applicable Prospectus Supplement. Unless otherwise specified in the Prospectus Supplement, the Offered Debt Securities will be issued only as Fully Registered Securities in denominations of $1,000 and any integral multiple thereof and will be payable in U.S. dollars. (Section 3.02).

  An investment in Offered Debt Securities indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such an Offered Debt Security is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such an Offered Debt Security is so indexed, the principal amount payable at maturity may be less than the original purchase price of such Offered Debt Security if allowed pursuant to the terms of such Offered Debt Security, including the possibility that no principal will be paid. The secondary market for such Offered Debt Securities will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Offered Debt Securities, the amount outstanding of such Offered Debt Securities and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Offered Debt Securities contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Offered Debt Security. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Offered Debt Securities and the suitability of such Offered Debt Securities in light of their particular circumstances.

  One or more series of Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount or bear no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

  If any of the Offered Debt Securities are sold for any foreign currency or foreign currency unit or if the principal of, and premium, if any, and interest, if any, on, any series of Offered Debt Securities are payable in any foreign currency or foreign currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

  The Debt Securities will be unsecured obligations of the Company. None of the Company's outstanding debt securities are, and none of the Debt Securities will be, guaranteed by Fuji Bank.

Certain Definitions

  The following terms are defined in each Indenture. (Sections 1.01 and 12.07).

  The term "Consolidated Net Tangible Assets" is defined to mean the total of all assets reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with such principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like segregated intangible assets, and amounts on the asset side of such balance sheet for capital stock of the Company, all as determined in accordance with such principles, less the aggregate of the current liabilities of the Company and its consolidated Subsidiaries reflected on such balance sheet, all as determined in accordance with such principles. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company and its consolidated Subsidiaries, credit balances of factoring clients and other payables and accruals, in each case payable on demand or due within one year of the date of determination of Consolidated Net Tangible Assets, all as reflected on such consolidated balance sheet of the Company and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles.

  The term "Debt" is defined to mean all liabilities, whether issued or assumed, in respect of money borrowed, whether or not evidenced by notes, debentures or other like written obligations to pay money, and all guarantees in respect of money borrowed by third persons, whether or not evidenced by notes, debentures or other like written obligations of such third persons to pay money.

  The term "Finance Business" is defined to mean the business of making loans, extending credit, or providing financial accommodations to any person and such activities as may be incidental thereto, including, but not limited to: the purchase of obligations growing out of the sale or lease of all types of consumer, commercial and industrial property; the making of loans to individuals and business enterprises, including the extension of wholesale or floor plan accommodations to permit distributors and dealers to carry inventories for resale; factoring; leasing of tangible personal property to others; mortgage brokerage and servicing; and other business of a similar character to the extent that other companies similarly situated, within the limits of sound trade practice, may have heretofore engaged or may hereafter engage in such other business.

  The term "Junior Subordinated Debt" is defined to mean all Debt of the Company which is by its terms made subordinate and junior to Senior Debt and Subordinated Debt.

  The term "Lien" is defined to mean any mortgage, pledge, security interest or lien.

  The term "Restricted Subsidiary" is defined to mean any Subsidiary of the Company or of a Restricted Subsidiary (i) which is primarily engaged in the Finance Business, (ii) which conducts such Finance Business primarily in the United States and (iii) of which the Company and/or a Restricted Subsidiary owns 51% or more of each class of its Voting Stock.

  The term "Senior Debt" is defined to mean all Debt of the Company which is not by its terms made subordinate or junior in right of payment with respect to the general assets of the Company to any other Debt of the Company.

  The term "Subordinated Debt" is defined to mean all Debt of the Company which is by its terms made subordinate or junior in right of payment to any other Debt of the Company, except Junior Subordinated Debt.

  The term "Subsidiary" is defined to mean any corporation of which more than 50% of the Voting Stock, other than directors' qualifying shares (if any), shall at the time be owned by the Company and/or one or more Subsidiaries.

  The term "Voting Stock" is defined to mean stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

 Certain Restrictions

  The Company agrees in each Indenture that it will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien on property of any character of the Company or any Restricted Subsidiary to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company or any Restricted Subsidiary ("indebtedness") unless: (i) the Lien equally and ratably secures the Debt Securities and the indebtedness (subject, in the case of Debt Securities constituting either Subordinated Debt or Junior Subordinated Debt, to subordination of respective rights of payment as provided in the Subordinated Indenture or the Junior Subordinated Indenture, as the case may be); or (ii) the Lien is on property or shares of stock of a corporation at the time the corporation becomes a Restricted Subsidiary or merges into or consolidates with the Company or a Restricted Subsidiary; or
(iii) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property; or (iv) the Lien secures indebtedness incurred to finance all or part of the purchase price or cost of construction of property of the Company or a Restricted Subsidiary; or (v) the Lien secures indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; or (vi) the Lien is on property of a person at the time the person transfers or leases all or substantially all of its assets to the Company or a Restricted Subsidiary; or (vii) the Lien is in favor of a government or governmental entity and is for taxes or assessments or secures payments pursuant to a contract or statute; or (viii) the Lien arises out of a judgment, decree or court order or the Lien arises in connection with other proceedings or actions at law or in equity; or (ix) the Lien is on receivables of the Company, or cash, deposited or otherwise subjected to a Lien as a basis for the issuance of bankers' acceptances or letters of credit in connection with any financing of customers' operations by the Company or any Restricted Subsidiary; or (x) the Lien is on property (or any receivables arising in connection with the lease thereof) acquired by the Company or a Restricted Subsidiary through repossession, foreclosure or like proceeding and secures indebtedness incurred at the time of such acquisition or at any time thereafter to finance all or part of the cost of maintenance, improvement or construction relating thereto; or (xi) the Lien is created in favor of the Small Business Administration on property owned by a Restricted Subsidiary which is organized as a small business investment company under Title 15, 681, of the United States Code; or (xii) the Lien extends, renews or replaces in whole or in part a Lien enumerated in clauses (i) through (xi) above; or
(xiii) the Lien secures indebtedness of the Company or a Restricted Subsidiary and the sum of the following does not exceed 10% of Consolidated Net Tangible
Assets: (x) such indebtedness plus (y) other indebtedness of the Company and its Restricted Subsidiaries secured by Liens on property of the Company and its Restricted Subsidiaries, excluding indebtedness secured by a Lien existing as of the date of the Indenture and excluding indebtedness secured by a Lien permitted by one of clauses (i) through (xii) above. (Section 12.07).

  Each Indenture provides that the Company may omit in any particular instance to comply with any part or the entirety of the foregoing restriction on Liens if the Holders of at least a majority in principal amount of the Offered Debt Securities at the time Outstanding of each series that is affected thereby shall either waive such compliance in such instance or generally waive compliance. (Section 12.08).

  None of the Indentures limits the amount of Senior Debt, Subordinated Debt or Junior Subordinated Debt that may be incurred by the Company. However, under certain restrictive provisions of other indentures and agreements, the Company has covenanted that it will not at any time permit the aggregate principal amount of all Debt which is reflected on the consolidated balance sheets of the Company to exceed 10 times consolidated stockholders' equity, determined in accordance with generally accepted accounting principles. The foregoing provisions are contained in certain indentures and agreements of varying terms, the longest of which is currently scheduled to expire on May 15, 2002. None of the Indentures affects the Company's ability to terminate or amend such provisions prior to such date.

 Mergers, Consolidations and Transfers of Assets

  Each Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (a) the corporation formed by such consolidation or into which the Company is merged or the person which shall have acquired by conveyance or transfer, or which leases such properties and assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction, and shall assume payment of the principal of, and premium, if any, and interest, if any, on, the Debt Securities and the performance or observance of every covenant to be performed or observed by the Company under the Indentures, (b) immediately thereafter, no Event of Default (or event which, with notice or lapse of time, or both, would be such) shall have occurred and be continuing and (c) certain other conditions have been met. (Section 10.01). If any such transaction were to occur, then, provided that all such conditions were satisfied, the Company would (except in the case of a lease) be discharged from all of its obligations and covenants under the Indenture and the Debt Securities. (Section 10.02).

 Payment and Transfer

  Principal of, and premium, if any, and interest, if any, on, Fully Registered Securities is to be payable at the Corporate Trust Office of the Trustee under the applicable Indenture or any other office maintained by the Company for such purposes, provided that payment of interest, if any, on Fully Registered Securities may be made at the option of the Company by check mailed to the persons in whose names such Debt Securities are registered at the close of business on the day or days specified in the applicable Prospectus Supplement. (Sections 3.08, 3.12). The principal of, and premium, if any, and interest, if any, on, Offered Debt Securities in other forms will be payable in such manner and at such place or places as may be designated by the Company and specified in the applicable Prospectus Supplement. (Section 3.12).

  Fully Registered Securities may be transferred or exchanged at the Corporate Trust Office of the Trustee under the applicable Indenture or at any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Offered Debt Securities in other forms will be set forth in the applicable Prospectus Supplement. (Section 3.05).

 Book Entry, Delivery and Form

  If the accompanying Prospectus Supplement so indicates, the Offered Debt Securities will be represented by one or more certificates in registered, global form (the "Global Securities"). The Global Security representing Offered Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") in New York, New York or other successor depositary appointed by the Company (DTC or such other depositary is herein referred to as the "Depositary") and registered in the name of the Depositary or its nominee.

  DTC currently limits the maximum denomination of any single Global Security to $200,000,000. Therefore, for purposes hereof, "Global Security" refers to the Global Security or Global Securities representing the entire issue of Offered Debt Securities.

  DTC has advised the Company and any underwriters, dealers or agents named in the accompanying Prospectus Supplement as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants (the "Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to other entities, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

  Ownership of beneficial interests in Debt Securities represented by a Global Security (each, a "Book-Entry Debt Security") will be limited to Participants or persons that may hold interests through Participants. Upon deposit of a Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such Participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related Global Debt Security (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in Book-Entry Debt Securities.

  So long as the Depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Book-Entry Securities represented by a Global Debt Security to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depositary for the related Global Debt Security and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

  The Company understands that, under existing industry practice, if a Company requests any action of Holders or an owner of a beneficial interest in a Global Debt Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Depositary will authorize the Participants on whose behalf it holds a Global Debt Security to give such notice or take such action, and Participants will authorize beneficial owners owning through such Participants to give such notice or take such action or will otherwise act upon the instructions of beneficial owners owning through them. The Indentures provide that the Company, the Trustee and their respective agents will treat as the Holders of a Debt Security the persons specified in a written statement of the Depositary with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by Holders of the Debt Securities pursuant to the Indentures.

  Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Debt Securities will be made by the Company through the Trustee under the applicable Indenture, or a paying agent (the "Paying Agent"), which may also be the Trustee under the applicable Indenture, to the Depositary or its nominee, as the case may be, as the registered Holder of the related Global Debt Security. Under the terms of the Indentures, the Company and the Trustee may treat the persons in whose names the Offered Debt Securities, including the Global Debt Security, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee or the Paying Agent or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in, such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary, upon receipt of any payment of principal of, or premium or interest, if any, on, a Global Debt Security, will immediately credit Participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such Participant as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in Book-Entry Debt Securities held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants.

  If the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, certificates representing the Offered Debt Securities in definitive form will be issued to each person that the Depositary identifies as the beneficial owner of the Book-Entry Debt Securities represented by the Global Debt Security.

  Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or any person that may hold interests through a Participant in identifying the beneficial owners of the Book-Entry Debt Securities, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Book-Entry Debt Securities to be issued).

  The foregoing information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company takes no responsibility for the accuracy of such information or the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

 Same-Day Settlement

  If the accompanying Prospectus Supplement so indicates, settlement for Offered Debt Securities will be made by the underwriters, dealers or agents in immediately available funds and all applicable payments of principal and interest on Offered Debt Securities will be made by the Company in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, Debt Securities subject to settlement in immediately available funds will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in Offered Debt Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in Offered Debt Securities.

 Events of Default, Notice and Waiver

  Except as may otherwise be set forth in the applicable Prospectus Supplement with respect to any series of Offered Debt Securities, each Indenture provides that the following events are Events of Default with respect to any series of Offered Debt Securities issued thereunder: (a) default in the payment of the principal of (or premium, if any, on) any Offered Debt Security of such series at its maturity, upon redemption (if applicable) or otherwise; (b) default for 30 days in the payment of any installment of interest on any Offered Debt Security of such series; (c) default for 60 days after written notice in the performance of any other covenant in respect of the Offered Debt Securities of such series contained in such Indenture or in such Offered Debt Securities; (d)
(i) an Event of Default with respect to any other series of Offered Debt Securities issued pursuant to such Indenture, or (ii) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed, issued, assumed or guaranteed by the Company having unpaid principal in excess of $2,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any such indebtedness for money borrowed, whether such indebtedness now exists or shall hereafter be created, which Event of Default or default, as the case may be, in either such case, shall have resulted in such other series of Offered Debt Securities or such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such other series of Offered Debt Securities or such indebtedness having been discharged or such declaration of acceleration having been rescinded or annulled within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Securities of such series, a written notice specifying such Event of Default or default, as the case may be, and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture, unless at the end of such 60-day period and thereafter the Event of Default or default is being contested in good faith by the Company; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; and (f) any other Event of Default provided in, or pursuant to, the applicable resolution of the Board of Directors of the Company, or established in the supplemental indenture under which such series of Offered Debt Securities is issued. (Section 7.01). No Event of Default with respect to a particular series of Offered Debt Securities necessarily constitutes an Event of Default with respect to any other series of Offered Debt Securities issued under the same or another Indenture.

  Within 90 days after the occurrence of any default with respect to any series of Debt Securities, the Trustee for such series must give the Holders of such Debt Securities notice of all defaults of which it has knowledge and that have not been cured or waived. Nevertheless, the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of principal, premium or interest) if and so long as it determines in good faith that the withholding of such notice is in the best interest of such Holders. (Section 8.02).

  If an Event of Default with respect to any series of Debt Securities occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal thereof and accrued but unpaid interest thereon (or, in the case of a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the Prospectus Supplement respecting the offer and sale of such Debt Securities) to be due and payable immediately. (Section 7.02).

  Each Indenture contains a provision entitling the Trustee to be indemnified by the Holders of Offered Debt Securities issued thereunder before proceeding to exercise any right or power under such Indenture at the request of any Holders. (Section 8.03). Each Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of any series issued thereunder may, with certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, with respect to the Debt Securities of such series. (Section 7.12). The right of a Holder to institute a proceeding with respect to the applicable Indenture is subject to certain conditions precedent, including notice and indemnity to the applicable Trustee, but each Holder has an absolute right to the receipt of principal, premium, if any, and interest, if any, at the respective Stated Maturities of the Debt Securities (or, in the case of a redemption, on the Redemption Date) or to institute suit for the enforcement thereof. (Sections 7.07 and 7.08).

  The Holders of at least a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the Holders of all such Debt Securities, waive any past default, except (a) a default in the payment of the principal of, or premium, if any, or interest, if any, on, any Debt Security of such series at maturity, upon redemption or otherwise, and (b) a default in respect of any covenant or provision of the applicable Indenture that cannot be amended or modified without the consent of the Holder of each of the outstanding Debt Securities affected. (Section 7.13).

  Each Indenture requires the Company to furnish to the applicable Trustee annual statements as to the fulfillment by the Company of its obligations under such Indenture. (Section 12.05).

 Modification of the Indentures

  The Company and the applicable Trustee, with the consent of the Holders of a majority in principal amount of each series of the Debt Securities at the time outstanding under the Indenture that is affected thereby, may enter into supplemental indentures for the purpose of amending or modifying, provisions of such Indenture or any indenture supplemental thereto; provided, however, that no such modification or amendment may, without the consent of the Holder of each of the outstanding Debt Securities affected thereby: (i) modify the terms of payment of principal or interest; (ii) reduce the above-stated percentage of Holders of outstanding Securities necessary to modify or amend such Indenture or to waive compliance by the Company with any restrictive covenant; or (iii) subordinate the indebtedness evidenced by the Debt Securities to any indebtedness of the Company other than to subordinate Subordinated Debt to Senior Debt or to subordinate Junior Subordinated Debt to Senior Debt and Subordinated Debt. (Section 11.02).

 Satisfaction and Discharge

  Each Indenture provides that the Company shall be discharged from its obligations under the Debt Securities of a series at any time prior to the Stated Maturity or redemption thereof when (a) the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities are denominated to pay the principal of, and premium, if any, and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of, and interest on, which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of, and premium, if any, and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, (b) the Company has paid all other sums payable with respect to the Debt Securities of such series, (c) if the deposit occurs more than one year prior to the Stated Maturity or redemption of the Debt Securities of such series, the Company has delivered to the Trustee an opinion of recognized tax counsel to the effect that such deposit and discharge will not result in recognition by the Holders of the Debt Securities of such series of income, gain or loss for Federal income tax purposes (other than income, gain or loss which would have been recognized in like amount and at a like time absent such deposit and discharge) and (d) the Company has delivered to the Trustee an Opinion of Counsel as to certain other matters. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series, and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment. (Sections 6.01 and 6.03). However, each Indenture provides that, if the Trustee is unable to apply any money or obligations deposited with the Trustee by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or by reason of the Trustee's inability to convert any such money or Government Obligations into the currency or currency unit required to be paid with respect to the Debt Securities of such series, the Company's obligations under the Indenture will be reinstated until such time as the Trustee is permitted to apply all such money and obligations in accordance with the provisions of such Indenture. (Section 6.04).

 The Trustee

  State Street Bank and Trust Company will serve as Trustee under the Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture. Each Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. The Trustee is trustee with respect to outstanding senior or subordinated unsecured debt securities of the Company previously issued under the Indentures and may from time to time perform certain other services for, including extending lines of credit to, the Company in the ordinary course of business.

PROVISIONS APPLICABLE SOLELY TO THE SENIOR DEBT SECURITIES

  The Senior Debt Securities will be issued under the Senior Indenture. Each series of Senior Debt Securities will constitute Senior Debt and will rank pari passu with each other series of Senior Debt Securities. All Subordinated Debt (including, but not limited to, all Subordinated Debt Securities) and all Junior Subordinated Debt (including, but not limited to, all Junior Subordinated Debt Securities) will be subordinated to the Senior Debt Securities.

PROVISIONS APPLICABLE SOLELY TO THE SUBORDINATED DEBT SECURITIES

  The Subordinated Debt Securities will be issued under the Subordinated Indenture. Each series of Subordinated Debt Securities will constitute Subordinated Debt and will rank pari passu with each other series of Subordinated Debt Securities. All Junior Subordinated Debt (including, but not limited to, all Junior Subordinated Debt Securities) will be subordinated to the Subordinated Debt Securities, and the Subordinated Debt Securities will be subordinated to all Senior Debt (including, but not limited to, all Senior Debt Securities).

  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or if any Subordinated Debt Security is declared due and payable because of the occurrence of an Event of Default, then, in either event, all principal of, and premium, if any, and interest, if any, on, all Senior Debt will be paid in full before any payment is made on such Subordinated Debt Security. (Section 14.01 of the Subordinated Indenture).

  If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Debt outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional Senior Debt.

PROVISIONS APPLICABLE SOLELY TO THE JUNIOR SUBORDINATED DEBT SECURITIES

  The Junior Debt Subordinated Securities will be issued under the Junior Subordinated Indenture. Each series of Junior Subordinated Securities will rank pari passu with each other series of Junior Debt Subordinated Securities. The Junior Subordinated Debt Securities will be subordinated to all Senior Debt (including, but not limited to, all Senior Debt Securities) and all Subordinated Debt (including, but not limited to, all Subordinated Debt Securities).

  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or if any Junior Subordinated Debt Security is declared due and payable because of the occurrence of an Event of Default, then, in either event, all principal of, and premium, if any, and interest, if any, on, all Senior Debt and all Subordinated Debt will be paid in full before any payment is made on such Junior Subordinated Debt Security. (Section 14.01 of the Junior Subordinated Indenture).

  If Junior Subordinated Debt Securities are issued under the Junior Subordinated Indenture, the aggregate principal amount of Senior Debt and Subordinated Debt outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional Senior Debt or Subordinated Debt.

  As of June 30, 1997, the aggregate principal amount of Senior Debt outstanding was $8.4 billion, and there was no outstanding Subordinated Debt or Junior Subordinated Debt.

                            DESCRIPTION OF WARRANTS

  The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of a Warrant Agreement (the "Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Warrant Agent"), a form of which is filed with the Commission as an exhibit to the Registration Statement.

GENERAL

  The Warrants, evidenced by Warrant certificates (the "Warrant Certificates"), may be issued under the Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of the Warrants.

  Warrant Certificates may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent or any co-Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrant holders do not have any of the rights of Holders of Debt Securities and are not entitled to payments of principal of, and premium, if any, and interest, if any, on, such Debt Securities.

EXERCISE OF WARRANTS

  Warrants may be exercised by surrendering the Warrant Certificate at the corporate trust office of the Warrant Agent or at the corporate trust office of the co-Warrant Agent, if any, with the form of election to purchase on the reverse side of the Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Warrants, the Warrant Agent or co-Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such Holder. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), which is filed with the Commission as an exhibit to the Registration Statement, and to the Certificates of Designation, Preferences and Rights relating to the Series A Preferred Stock and the Series B Preferred Stock, which have been filed with, and are available from the offices of, the Commission as referred to under "Available Information."

  The Restated Certificate authorizes the Company to issue 22,000,000 shares of capital stock, of which 1,999,000 shares shall be designated preferred stock, no par value per share ("Junior Preferred Stock"), 20,000,000 shares shall be designated senior preferred stock, $.01 par value per share ("Senior Preferred Stock" and, together with the Junior Preferred Stock, "Preferred Stock") and 1,000 shares shall be designated common stock, $.025 par value per share ("Common Stock"). As of October 1, 1997, there were 6,600,000 shares of Preferred Stock authorized and issued or reserved for issuance as follows:
5,000,000 shares of Series A Preferred Stock, a series of Senior Preferred Stock, 1,500,000 shares of Series B Preferred Stock, a series of Senior Preferred Stock, and 100,000 shares of NW Preferred Stock, a series of Junior Preferred Stock. As of October 1, 1997, 5,000,000 shares of Series A Preferred Stock, 1,500,000 shares of Series B Preferred Stock, no shares of NW Preferred Stock and 105 shares of Common Stock were issued and outstanding. All outstanding shares of Common Stock and Preferred Stock are fully paid and nonassessable, and any Senior Preferred Stock offered hereby will, upon full payment of the purchase price therefor, likewise be fully paid and nonassessable.

  Under the Restated Certificate, the Board of Directors of the Company may provide for the issuance of Senior or Junior Preferred Stock in one or more series from time to time, and the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Senior Preferred Stock or Junior Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designation, preferences and rights without any further vote or action by the Company's stockholders, except as required pursuant to the terms of the Series A Preferred Stock and Series B Preferred Stock (and any fixed rate noncumulative perpetual Senior Preferred Stock issued in exchange therefor) as described below.

  The description of Senior Preferred Stock set forth below and the description of the terms of a particular series of Senior Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate and the certificate of designation relating to such series, a form of which will be filed with the Commission. The specific terms of a particular series of Senior Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

    (i) the maximum number of shares to constitute the series and the distinctive designation thereof;

    (ii) the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

    (iii) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

    (iv) the liquidation preference, if any, applicable to shares of the series;

    (v) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

    (vi) the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of Senior Preferred Stock of the Company, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

    (vii) the voting rights, if any, of the shares of the series; and

    (viii) any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

EXISTING PREFERRED STOCK

 Series A Preferred Stock

  The Series A Preferred Stock has an annual dividend rate of 8.125%. Dividends are cumulative and payable quarterly. The Company is prohibited from declaring or paying cash dividends on Common Stock, Junior Preferred Stock or other series of Senior Preferred Stock on parity with the Series A Preferred Stock unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods have been paid. The Series A Preferred Stock is not redeemable prior to September 22, 2000. On or after that date, the Series A Preferred Stock will be redeemable at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends. Except as required by law and as set forth herein, the holders of Series A Preferred Stock have no voting rights. In case the Company shall be in arrears in the payment of six consecutive quarterly dividends on the outstanding Series A Preferred Stock, the holders of Series A Preferred Stock, voting separately as a class and in addition to any voting rights that holders of the Series A Preferred Stock shall have as required by law, shall have the exclusive right to elect two additional directors beyond the number to be elected by the stockholders at the next annual meeting of the stockholders called for the election of directors, and at every subsequent such meeting at which the terms of office of the directors so elected by the Series A Preferred Stock expire, provided such arrearage exists on the date of such meeting or subsequent meetings, as the case may be. Any such elected directors shall serve until the dividend default shall cease to exist. In addition, without the vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, the Company shall not (i) issue, from any class or series of stock now existing or to be created in the future, any shares of stock ranking senior to the outstanding shares of Series A Preferred Stock as to the payment of dividends and upon liquidation or (ii) amend the Restated Certificate or the Company's By-laws, as amended, if such amendment would increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, increase or decrease the par value of the shares of Series A Preferred Stock or alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the holders of the Series A Preferred Stock adversely. The Series A Preferred Stock carries a liquidation preference of $25 per share, plus accrued and unpaid dividends. The Series A Preferred Stock ranks senior with respect to payment of dividends and liquidation preferences to the Common Stock and Junior Preferred Stock.

 Series B Preferred Stock

  On June 17, 1997 (the "Issuance Date"), the Company issued 1,500,000 shares of Series B Preferred Stock at an offering price of $100.00 per share. Dividends on the Series B Preferred Stock are noncumulative and, if declared, will be payable at an annual rate of 6.687%. If one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends received reduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision, the amount of each dividend payable (if declared) per share of the Series B Preferred Stock shall be increased according to a formula set forth in the Certificate of Designation, Preferences and Rights relating to the Series B Preferred Stock. The Series B Preferred Stock is not redeemable prior to August 15, 2007. On and after such date, the Series B Preferred Stock is redeemable, in whole or in part, at the option of the Company, at $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period to the Redemption Date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). The Series B Preferred Stock is not entitled to the benefit of any sinking fund. Except as required by law and as set forth herein, the holders of Series B Preferred Stock have no voting rights. If dividends payable on any share or shares of the Series B Preferred Stock or on any other class or series of Senior Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock") ranking on a parity with the Series B Preferred Stock and upon which like voting rights have been conferred and are exercisable (excluding any class or series of Noncumulative Preferred Stock entitled to elect additional directors by a separate vote, "Voting Preferred Stock") have not been paid or declared and set aside for payment for the equivalent of six full quarterly dividend periods (whether or not consecutive), the number of directors of the Company will be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of Voting Preferred Stock), and the holders of the Series B Preferred Stock, voting as a single class with the holders of the Voting Preferred Stock, will be entitled to elect such two directors to fill such newly-created directorships. Such right of the holders of the Series B Preferred Stock and the Voting Preferred Stock shall continue until dividends on the Series B Preferred Stock and the Voting Preferred Stock have been paid or declared and set apart for payment regularly for at least one year (i.e., four consecutive full quarterly dividend periods). Any such elected directors shall serve until the Company's next annual meeting of stockholders and until their respective successors are elected and qualified (notwithstanding that prior to the end of such term the dividend default shall cease to exist). In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series B Preferred Stock will be required for any amendment, alteration or repeal of any provisions of the Restated Certificate, of the Offered Preferred Certificate or of any other certificate amendatory of or supplemental to the Restated Certificate which would adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series B Preferred Stock and any other series of Noncumulative Preferred Stock ranking on a parity with the Series B Preferred Stock either as to dividends or upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series B Preferred Stock as to dividends or upon liquidation, or to reclassify any authorized stock of the Company into such prior shares, but such vote will not be required for the Company to take any such actions with respect to any stock ranking on a parity with or junior to the Series B Preferred Stock. The Series B Preferred Stock is entitled to a liquidation preference of $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period to the date of final distribution (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), that is senior to payments to holders of the Common Stock, the Junior Preferred Stock or any other class or series of stock of the Company ranking junior to the Series B Preferred Stock and pari passu with payments to holders of each other series of Senior Preferred Stock outstanding on the date of original issue of the Series B Preferred Stock.

  The Series B Preferred Stock has not been registered under the Securities Act or any applicable state securities law. Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") between the Company and the initial purchasers of the Series B Preferred Stock, the Company has agreed (i) to use its reasonable best efforts to file, within 150 days after the Issuance Date, a registration statement with respect to an offer to exchange (the "Exchange Offer") shares of Series B Preferred Stock for shares of fixed rate noncumulative perpetual Senior Preferred Stock of the Company with substantially identical terms to the Series B Preferred Stock and (ii) to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the Issuance Date. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or in certain other circumstances, the Company will use its reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the Series B Preferred Stock and to keep such shelf registration statement effective for up to two years after the Issuance Date.

 NW Preferred Stock

  The Company has authorized the issuance of 100,000 shares of NW Preferred Stock pursuant to the Keep Well Agreement wherein, among other things, Fuji Bank has agreed to purchase NW Preferred Stock in an amount required to maintain the Company's net worth at $500 million. The Company's net worth was approximately $1.5 billion at December 31, 1996. If and when issued, the NW Preferred Stock will have an annual dividend rate equal to 1% per annum above the three-month rate at which deposits in United States dollars are offered by The Fuji Bank, Limited in London, England to prime banks in the London interbank market. Dividends on the NW Preferred Stock will be noncumulative and payable (if declared) quarterly, and the Company will be prohibited from paying cash dividends on Common Stock unless full dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) on all outstanding shares of NW Preferred Stock have been declared and paid or declared and a sum sufficient set aside for such payment. Subject to certain conditions, NW Preferred Stock will be redeemable at the option of the holder, in whole or in part, within a specified period of time after the end of a calendar quarter in an aggregate amount not greater than the excess of the net worth of the Company as of the end of such calendar quarter over $500 million and at a redemption price equal to the price paid to the Company upon the issuance thereof, plus accrued and unpaid dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). Except as required by law, the holders of NW Preferred Stock will have no voting rights. The NW Preferred Stock will carry a liquidation preference equal to the price paid for each share upon issuance thereof, plus accrued and unpaid dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). The NW Preferred Stock will rank senior with respect to payment of dividends and liquidation preference to the Common Stock and junior to the Senior Preferred Stock. No purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement.

COMMON STOCK

  All outstanding shares of the Common Stock are held by the Parent. Subject to the rights of holders of the Senior Preferred Stock and Junior Senior Preferred Stock, including any Senior Preferred Stock offered hereby, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors of the Company may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held.

All shares of Common Stock currently outstanding are fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class.

                              PLAN OF DISTRIBUTION

  The Company may offer the Securities directly to purchasers, to or through underwriters, through dealers or agents or through a combination of any such methods. Any such underwriter(s), dealer(s) or agent(s) involved in the offer and sale of the Securities in respect of which this Prospectus is delivered will be named in a Prospectus Supplement. The Prospectus Supplement with respect to such Securities also will set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges or markets on which such Securities may be listed.

  If underwriters are used in an offering of Securities, the Company will execute an underwriting agreement with such underwriters, and the name of each underwriter and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Such Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices relating to such prevailing market price or (iv) at negotiated prices. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase all of the Securities offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer then may resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

  Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein. Underwriters, dealers and agents, under underwriting agreements and other agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other agents of the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (ii) if the Securities also are being sold to underwriters, the Company shall have sold to such underwriters the Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

  The anticipated date of delivery of Securities will be set forth in the Prospectus Supplement relating to each applicable offering.

  There can be no assurance that a secondary market will be created for the Securities, or if it is created, that it will continue.

  Certain of the underwriters, dealers or agents and their associates may engage in transactions with, serve as financial advisors to, and perform other general financing and bank services for, the Company and its affiliates in the ordinary course of business.

  To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commencement, may be discontinued at any time.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Mark J. Ohringer, Esq., Associate General Counsel of the Company. Certain legal matters will be passed upon for any agents or underwriters by Katten Muchin & Zavis, a partnership including professional corporations, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693. Katten Muchin & Zavis from time to time acts as counsel in certain matters for the Company and certain of its subsidiaries.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The financial statements and schedules incorporated in this Prospectus and elsewhere in the Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the financial statements for the five years ended December 31, 1996 from which the five-year selected financial data included in this Prospectus have been derived, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. These financial statements, schedules and five-year selected financial data forming a part of this Prospectus and Registration Statement have been included or incorporated by reference, as the case may be, herein in reliance upon the authority of said firm as experts in giving such reports. The interim financial statements for the periods ended June 30, 1996 and June 30, 1997 have not been audited.

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  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTA-
TIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED. THIS PROSPECTUS SUPPLEMENT (INCLUDING THE PRICING SUPPLEMENT) AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS SUP-PLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLIC-ITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLE-MENT (INCLUDING THE PRICING SUPPLEMENT) AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE PRICING SUP-PLEMENT) AND THE PROSPECTUS.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
Risk Factors..............................................................  S-2
Important Currency Information............................................  S-4
Description of Notes......................................................  S-4
Certain United States Tax Considerations.................................. S-18
Plan of Distribution...................................................... S-29
Legal Matters............................................................. S-30

                                  PROSPECTUS
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Safe Harbor for Forward-Looking Statements................................    3
The Company...............................................................    4
Use of Proceeds...........................................................    9
Selected Financial Data...................................................   10
Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends............................................   11
Description of Debt Securities............................................   11
Description of Warrants...................................................   21
Description of Capital Stock..............................................   22
Plan of Distribution......................................................   26
Legal Matters.............................................................   27
Independent Public Accountants............................................   27

                                ---------------

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                               U.S.$500,000,000

                            HELLER FINANCIAL, INC.

                              MEDIUM-TERM NOTES,
                                   SERIES G

                             DUE FROM NINE MONTHS
                                TO THIRTY YEARS
                              FROM DATE OF ISSUE

                                     LOGO

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              MERRILL LYNCH & CO.

                     BANCAMERICA ROBERTSON STEPHENS, INC.

                             CHASE SECURITIES INC.

                           CITICORP SECURITIES, INC.

                    CREDIT SUISSE FIRST BOSTON CORPORATION

                      FIRST CHICAGO CAPITAL MARKETS, INC.

                             GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                          J.P. MORGAN SECURITIES INC.

                              UBS SECURITIES INC.

                               NOVEMBER 4, 1997

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